EXHIBIT 99.F
THE REPUBLIC OF SOUTH AFRICA
QUARTERLY BULLETIN
JUNE 2009
NO. 252

Exhibit 99.F

Quarterly Bulletin

June 2009

South African Reserve Bank

Quarterly Bulletin
June 2009
No 252

South African Reserve Bank

© South African Reserve Bank
All rights reserved. No part of this publication may be reproduced, stored in a retrieval system, or transmitted in any form or by any means, electronic, mechanical, photocopying, recording or otherwise, without fully acknowledging the Quarterly Bulletin of the South African Reserve Bank as the source. The contents of this publication are intended for general information only and are not intended to serve as financial or other advice. While every precaution is taken to ensure the accuracy of information, the South African Reserve Bank shall not be liable to any person for inaccurate information or opinions contained in this publication.
Enquiries relating to this Bulletin should be addressed to:
The Head: Research Department
South African Reserve Bank
P O Box 427
Pretoria 0001
Tel. 27-12-3133668

http://www.reservebank.co.za/quarterlybulletin	ISSN 0038-2620

Quarterly Bulletin June 2009

South African Reserve Bank

Contents
Quarterly Economic Review

Introduction	1
Domestic economic developments	4
Domestic output	4
Real gross domestic expenditure	7
Factor income	11
Gross saving	12
Employment	12
Labour cost and productivity	16
Prices	16
Foreign trade and payments	21
International economic developments	21
Current account	21
Financial account	26
Foreign debt	28
International reserves and liquidity	29
Exchange rates	30
Monetary developments, interest rates and financial markets	32
Money supply	32
Credit extension	33
Interest rates and yields	35
Money market	39
Bond market	41
Share market	42
Market for exchange-traded derivatives	45
Real-estate market	46
Non-bank financial intermediaries	47
Public finance	48
Non-financial public-sector borrowing requirement	48
Budget comparable analysis of national government finance	50
National government finances in fiscal 2009/10	52

Statements issued by Mr T T Mboweni, Governor of the South African Reserve Bank

Statement of the Monetary Policy Committee 24 March 2009	55

Statement of the Monetary Policy Committee 30 April 2009	58

Statement of the Monetary Policy Committee 28 May 2009	61

Note

Note on flow of funds in South Africa’s national financial accounts for the year 2008	65

Statistical tables

Contents	S–0
Statistical tables	S–2
Key information	S–142

Quarterly Bulletin June 2009

South African Reserve Bank

Quarterly Economic Review
Introduction
The global economy remained firmly in the grips of a recession in the first quarter of 2009, as activity continued to decline at broadly the same pace that had been registered in the previous quarter. Driven by further sharp contractions in real output of the advanced economies in the wake of the financial crisis, the decline in production and international trade volumes reverberated in all parts of the world. Accordingly, emerging-market economies also recorded significantly slower and even negative rates of growth, with declining export demand and lustreless prices of most export commodities acting as powerful brakes on the growth momentum in Africa and elsewhere in the developing world.
Under these circumstances inflationary pressures dissipated in most parts of the world. At the same time, numerous countries continued with their efforts to support aggregate demand by means of unparalleled infusions of fiscal and monetary stimulation. Up to the first quarter of 2009 this did not seem to have had the desired effect. Most recently, however, there have been some improvements in a limited subset of indicators, suggesting that the pace of decline in global demand may be decelerating. Nevertheless, against the backdrop of uncertain global financial markets it remains too early conclusively to confirm the arrival of a turning point in global aggregate demand.
After the South African economy had recorded its first contraction in ten years in the final quarter of 2008, economic activity contracted further — and at a considerably worse pace than before — in the first quarter of 2009, confirming that the domestic economy was in a recession. The manufacturing and mining sectors were the most severely affected followed by the finance, real-estate and business services sector. While virtually all subsectors in manufacturing were adversely affected by the further deterioration in both global and domestic demand conditions, it was the basic metals and transport equipment subsectors that suffered the largest setbacks. Significantly reduced demand for basic metal and mineral products as well as lower international commodity prices weighed heavily on output in the mining sector. This was compounded by the first contraction in the real value added by the tertiary sector since 1992, largely on account of a decline in real output of financial services, thereby resulting in all three of the major sectors — primary, secondary and tertiary — recording negative real growth in the first quarter of 2009.
A slower pace of increase in the number of civil servants was more than offset by the purchase of aircraft as part of the defence procurement programme, resulting in a firm increase in real final consumption expenditure by general government in the first quarter of 2009. At the same time, real gross fixed capital formation, although still increasing, rose at a slower pace than before. Subdued economic conditions and low levels of business confidence resulted in a further reduction in the rate of growth in real capital spending by the private sector, although such growth remained marginally positive. Real capital expenditure by general government also recorded a lower, but still positive, real growth rate in the first quarter. By contrast, the infrastructure drive led to a somewhat stronger pace of real capital formation by public corporations.
Real final consumption expenditure by households receded further in the first quarter of 2009 as this sector’s real disposable income contracted for the third consecutive quarter. The decline in real spending was broad-based, involving all the major categories of goods

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South African Reserve Bank

purchased by households. Real inventory levels also shrank further in the first quarter, consistent with the declining volume of sales in the economy and relatively tight financial conditions, but the decline was considerably smaller than in the preceding period.
The further deterioration in the real output of South Africa’s most important trading-partner countries adversely affected export volumes during the first quarter of 2009. In addition, the domestic demand for imported goods also declined, albeit not by as much as the contraction in merchandise exports. As a result, the deficit on the trade account of the balance of payments widened once more to a level similar to that recorded in the first quarter of 2008, when exports were restrained by a shortage of electricity. This deterioration was only partly offset by an improvement in South Africa’s terms of trade and lower net dividend payments to non-resident investors, which were related to the slowdown in domestic production and declining company profits. Overall, the deficit on the current account of the balance of payments widened to 7,0 per cent of gross domestic product in the first quarter of 2009.
South Africa continued to record capital inflows on the financial account of the balance of payments in the first quarter of 2009, albeit at a slightly slower pace than before. Softening risk aversion towards assets in emerging-market economies — including South Africa — resulted in an inflow of portfolio investment capital, in sharp contrast to the large outflow recorded in the previous quarter. Foreign direct investment into the country also contributed to the overall net inflow of capital. The slight moderation in the inflow of capital alongside the widening deficit on the current account of the balance of payments led to a slowdown in the pace of reserve accumulation during the first quarter of 2009.
The contraction in global demand and the slowdown in domestic output contributed to a moderation in formal non-agricultural employment growth during 2008, with the number of jobs actually falling in the final quarter of the year. Over the past year, public-sector employment remained fairly buoyant while private-sector employment initially lost momentum and then began to contract.
Year-on-year rates of targeted consumer price inflation moderated further in the opening months of 2009, but nevertheless remained above the inflation target range of 3 to 6 per cent. Food price inflation remained stubbornly high, particularly at the level of the consumer. The deceleration in producer price inflation continued, consistent with the slowdown in global inflation, the contraction in global demand and declining commodity prices.
It was decided to increase the frequency of meetings of the Monetary Policy Committee (MPC) to monthly meetings — with the exception of July 2009 — in order to monitor and respond appropriately to the rapidly changing economic environment. The improved medium-term outlook for inflation and the widening output gap allowed the MPC to lower the repurchase rate by a cumulative total of 450 basis points over the past six months, bringing it to a level of 7,50 per cent after the committee’s May 2009 meeting. Other short-term money-market interest rates emulated the trend in the repurchase rate.
Notwithstanding a significant decline in financing cost, there was a sharp deceleration in the growth in banks’ loans and advances extended to the private sector and in the broadly defined money supply (M3) during the first four months of 2009. This was largely attributable to the deterioration in household and corporate income and expenditure growth, somewhat lower inflation, negative wealth effects, and the effects of tighter credit conditions that prevailed for the greater part of 2008 and 2009.

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South African Reserve Bank

The daily liquidity requirement of the private-sector banks and the amounts provided by the South African Reserve Bank (the Bank) at the weekly refinancing tenders continued to fluctuate in a normal fashion during the past six months, with no indication of any liquidity strains being experienced in the South African money market. Private-sector banks continued to utilise their cash reserve accounts and occasionally their standing facilities with the Bank to accommodate the daily liquidity fluctuations. The Bank scaled down its purchases of foreign currency in the first five months of 2009.
Prescribed interest rates, maximum finance charge rates and interest rates on the RSA government fixed-rate retail bonds trended downwards in recent months. However, bond yields fluctuated higher from December 2008, influenced by increased bond issues, gains in international oil prices, stubborn inflation and movements in the exchange value of the rand. The break-even inflation rate trended upwards from the beginning of February 2009, partly reflecting changes to the pricing of inflation-linked bonds as a result of the recently introduced headline consumer price index (CPI) measure.
The supply of public-sector bonds in the domestic primary bond market increased in the first part of 2009, while corporate bond issues by the private sector continued on a downward trend. Trading activity in the secondary share market was relatively subdued in early 2009 as participants remained cautious about market conditions. Alongside these lower trading volumes, financial derivatives trading on the JSE Limited (JSE) also declined in the first five months of 2009.
Non-resident investors sold South African bonds on a net basis, but actively bought shares in the first quarter of 2009. House prices registered nominal declines in the first few months of 2009, while the total assets of non-bank financial intermediaries declined further as the secondary effects of the global financial meltdown became more evident.
More than a decade of fiscal prudence created the necessary space for fiscal policy to respond to the current global financial crisis and its fallout in a countercyclical manner. In part this happened automatically, with tax revenues beginning to fall short of budgeted projections as a result of the slowdown in economic activity. In combination with higher government expenditure, the decline in tax revenues eventually caused a sizeable national government budget deficit to be recorded in 2008/09. Extending the analysis to the non-financial public sector as a whole, there was also a significant widening of this sector’s cash deficit in 2008/09 as the larger national government budget shortfall was reinforced by an increase in the borrowing requirement of public corporations in order to co-finance the public-sector infrastructure programme.

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South African Reserve Bank

Domestic economic developments
Domestic output1
Having recorded two consecutive quarters of negative economic growth, the South African economy is now technically in a recession — the first of its kind in 18 years. The country’s real gross domestic product contracted at an annualised rate of 6,4 per cent in the first quarter of 2009, following a decline of 1,8 per cent in the fourth quarter of 2008. The sharp decline in domestic economic activity followed a severe contraction in global output and was particularly evident in the performance of the export-orientated sectors of the South African economy.
Real gross domestic product
Likewise, when the level of real gross domestic product in the first quarter of 2009 is compared with that of the first quarter of 2008, real economic activity contracted for the first time since the first quarter of 1993. The quarter-to-quarter decrease in real gross domestic product was the net result of a sharp decline in real value added by the primary and secondary sectors, while for the first time since the second quarter of 1992 growth of real value added by the tertiary sector also turned negative.
Real gross domestic product
Percentage change at seasonally adjusted annualised rates

	2008					2009
Sectors	1st qr	2nd qr	3rd qr	4th qr	Year	1st qr

Primary sector	-12,4	18,3	3,3	6,0	0,9	-23,0
Agriculture	25,0	16,7	31,6	16,7	18,8	-2,9
Mining	-25,8	19,2	-8,8	0,5	-6,5	-32,8
Secondary sector	1,2	11,8	-4,6	-15,0	2,9	-15,5
Manufacturing	-0,6	14,3	-9,4	-21,8	1,2	-22,1
Tertiary sector	3,7	1,6	1,7	2,4	3,5	-0,5
Non-agricultural sector	1,1	5,0	-0,5	-2,2	2,8	-6,3
Total	1,7	5,0	0,2	-1,8	3,1	-6,4

1	The quarter-to-quarter growth rates referred to in this section are based on seasonally adjusted data.

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South African Reserve Bank

Following growth of 6,0 per cent in the fourth quarter of 2008, real value added by the primary sector contracted at an annualised rate of 23,0 per cent in the first quarter of 2009. Real output of the agricultural and especially mining sectors was significantly lower than in the preceding quarter.
Real value added by the agricultural sector reversed from a strong increase of 16,7 per cent in the final quarter of 2008 to a decline at an annualised rate of 2,9 per cent in the first quarter of 2009. Farmers’ aggregate real gross income from livestock, horticultural and field crop production deteriorated somewhat. The maize production for the 2008/09 season is currently estimated at 11,5 million tons — still a good crop, but approximately 10,4 per cent less than the previous season’s crop of 12,7 million tons.
Real value added by the mining sector, which had increased at a rate of 0,5 per cent in the fourth quarter of 2008, contracted at an annualised rate of 32,8 per cent in the first quarter of 2009. This sizeable decline in mining production was largely concentrated in the subsectors for platinum mining, and to a lesser extent coal and diamond mining. The sharp decline in global economic activity led to a significant decrease in demand for basic metal and mineral products, while lower commodity prices prompted producers to scale down output. A decline in industrial and jewellery demand for diamonds caused a temporary shutdown of certain diamond-mining operations. Platinum production declined as a result of maintenance-related shutdowns, the upgrading of safety-related systems at smelters, and the drop in demand from the auto-catalyst sector, impelled by the decline in new vehicle sales in both the domestic and foreign markets.
A pronounced drop in real output in the manufacturing sector and the sector that supplies electricity, gas and water caused a further contraction in real value added by the secondary sector.
Manufacturing production contracted at an annualised quarter-to-quarter rate of 22,1 per cent in the first quarter of 2009 — its third consecutive quarter of decline, and roughly equal to the decline of 21,8 per cent recorded in the fourth quarter of 2008. The further weakening of global and domestic demand conditions, sluggish domestic real income,
Gross value added and capacity utilisation in the manufacturing sector

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South African Reserve Bank

as well as high input costs weighed heavily on the production of this sector. This decline was widespread, with virtually all subsectors, except for the manufacturing of electrical machinery, recording declining output. Production of key export-orientated manufacturing subsectors was hampered by weaker global demand and subsequently lower export volumes, with the subsector producing motor vehicles and other transport equipment being a clear example in this regard. Alongside these developments, the utilisation of production capacity continued to shrink from 82,0 per cent in the final quarter of 2008 to 79,0 per cent in the first quarter of 2009.
Growth in real value added by the construction sector slowed from an annualised rate of 10,8 per cent in the fourth quarter of 2008 to 9,4 per cent in the first quarter of 2009, reflecting a decrease in residential building activity due to relatively tight lending conditions, subdued confidence, and the decline in property prices and household wealth. In addition, non-residential building activity and civil construction works were hampered by the prevailing subdued economic climate.
In the sector supplying electricity, gas and water, real value added contracted at a rate of 7,9 per cent in the first quarter of 2009, following an annualised decline of 2,7 per cent recorded in the preceding quarter. The decline in electricity generated in the first quarter of 2009 mainly reflected the decline in the industrial consumption of electricity. In addition, domestic electricity supply was supplemented by an increase in import volumes, while export volumes declined.
The real value added by the tertiary sector contracted at an annualised rate of 0,5 per cent in the first quarter of 2009, after an increase of 2,4 per cent was recorded in the fourth quarter of 2008.
Real value added by the trade sector contracted at a rate of 2,5 per cent in the first quarter of 2009, following a decline of 0,2 per cent in the fourth quarter of 2008. Although all subsectors contributed to the negative quarter-to-quarter growth in real value added, the motor trade subsector in particular recorded a decline at an annualised rate of more than 20 per cent. New and used motor vehicle sales continued to decline, reflecting the depressed state of the domestic market as households and business enterprises postponed the replacement of vehicles, partly due to high levels of indebtedness and subdued consumer and business confidence.
Having increased at an annualised rate of 1,8 per cent in the fourth quarter of 2008, the real value added by the transport, storage and communication sector declined at a rate of 1,8 per cent in the first quarter of 2009. Transport activity contracted somewhat in the first quarter, consistent with the sluggish global economy and lower international trade volumes.
Real value added by the finance, insurance, real-estate and business services sector contracted at an annualised rate of 2,3 per cent in the first quarter of 2009, compared with an annualised growth rate of 3,0 per cent in the fourth quarter of 2008. This was the first quarter-to-quarter contraction in real value added by this sector since the second quarter of 1992. The contraction was fairly widespread, but particularly noticeable in the banking sector where output declined as a result of the marked slowdown in credit extension. Subdued levels of activity in the equity, bond and other financial markets and in the real-estate market also added to the contraction.

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South African Reserve Bank

The real value added by the general government sector increased at an annualised rate of 4,1 per cent in the first quarter of 2009, slightly lower than the rate of 4,5 per cent attained in the fourth quarter of 2008. The slowdown in real value added by general government stemmed mainly from slower growth in the number of civil servants employed.
Real gross domestic expenditure
Following a decline of 3,9 per cent in the fourth quarter of 2008, aggregate real gross domestic expenditure increased at an annualised rate of 2,2 per cent in the first quarter of 2009. This increase resulted from sustained increases in real final consumption expenditure by general government and real gross fixed capital formation alongside a markedly slower pace of decline in real inventories, which more than neutralised a further decline in real final consumption expenditure by households. By contrast, the sharp contraction in real final consumption expenditure by households in the first quarter of 2009 led to a second consecutive quarterly decline in real domestic final demand, which fell at an annualised rate of 1,5 per cent in the first three months of 2009.
Real gross domestic expenditure
Percentage change at seasonally adjusted annualised rates

	2008					2009
Components	1st qr	2nd qr	3rd qr	4th qr	Year	1st qr

Final consumption expenditure:
Households	3,0	1,3	-0,9	-2,7	2,3	-4,9
General government	12,3	-2,1	10,2	3,6	5,0	5,9
Gross fixed capital formation	10,4	5,2	7,3	3,0	10,2	2,6
Domestic final demand	6,0	1,4	2,6	-0,4	4,3	-1,5
Change in inventories (R billions)*	11,1	-4,7	-11,2	-21,1	-6,5	-10,2
Gross domestic expenditure	12,5	-1,7	0,7	-3,9	3,1	2,2

*	At constant 2000 prices
Concurrent with the further deterioration in consumer confidence, real final consumption expenditure by households declined further in the first quarter of 2009 as the third contraction in as many consecutive quarters was registered. The downward momentum intensified from an annualised decline of 2,7 per cent in the fourth quarter of 2008 to a rate of contraction of 4,9 per cent in the first quarter of 2009. Real spending on all three major goods components declined, while real outlays on services turned positive.
Households’ real expenditure on durable goods continued to shrink in the first quarter of 2009 — the sixth successive quarterly contraction. Following negative growth of 20,1 per cent in the fourth quarter of 2008, real spending on durable goods declined at an annualised rate of 19,2 per cent in the first quarter of 2009. Lower spending on most categories of durable goods reflected the financial stress experienced by the household sector and low confidence levels among consumers. In addition, expenditure on furniture and household appliances was negatively affected by falling activity in the residential building sector, while stricter lending criteria applied by financial institutions also weighed negatively on real outlays on personal transport equipment and other durable consumer goods.

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South African Reserve Bank

Real final consumption expenditure by households
Percentage change at seasonally adjusted annualised rates

	2008					2009
Components	1st qr	2nd qr	3rd qr	4th qr	Year	1st qr

Durable goods	-5,2	-8,3	-7,6	-20,1	-5,2	-19,2
Semi-durable goods	11,3	3,3	0,1	2,6	6,8	-7,9
Non-durable goods	0,8	0,6	-3,2	-2,3	1,3	-12,2
Services	4,0	3,9	2,6	-0,1	3,7	7,5
Total	3,0	1,3	-0,9	-2,7	2,3	-4,9
Spending on semi-durable goods contracted for the first time in ten years. Subsequent to an annualised growth rate of 2,6 per cent in the fourth quarter of 2008, real expenditure on semi-durable goods contracted at a rate of 7,9 per cent in the first quarter of 2009. In particular, declines were noted in expenditure on clothing and footwear; and household textiles, furnishings and glassware. The high debt-to-income ratio of households and greater caution among consumers in incurring debt probably contributed to the decrease in the procurement of these products.
The rate of decline in the purchases of non-durable goods accelerated from 2,3 per cent in the fourth quarter of 2008 to 12,2 per cent in the first quarter of 2009. Consistent with the sustained high real prices of these items, the steepest declines were evident in spending on medical and pharmaceutical products, food, beverages and tobacco, and other non-durable household requisites. By contrast, expenditure on petroleum products inched higher from the fourth quarter of 2008 to the first quarter of 2009. In addition, real outlays on services registered a reversal from a slight contraction in the fourth quarter of 2008 to a positive growth rate of 7,5 per cent in the first quarter of 2009.
A further contraction in the real disposable income of households in the first quarter of 2009 dampened household spending during this period. At the same time, the pace of growth in credit extension to households remained subdued, reflecting caution among consumers to take up more credit, coupled with conservatism by financial institutions in
Household consumption expenditure and debt ratio

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granting credit. Nevertheless, the ratio of household debt to disposable income of households inched slightly higher to 76,7 per cent in the first quarter of 2009. The ratio of debt-service cost to disposable income nevertheless receded from 11,7 per cent in the fourth quarter of 2008 to 10,9 per cent in the first quarter of 2009 as interest rates declined.
Real growth in final consumption expenditure by general government increased from an annualised rate of 3,6 per cent in the fourth quarter of 2008 to 5,9 per cent in the first quarter of 2009. Additional spending on the category for other goods and services reflected the purchase of two aircraft as part of the defence procurement programme. In contrast, real government spending on compensation of employees increased at a slower pace in the first quarter of 2009.
After three years at double-digit rates, the buoyant quarter-to-quarter annualised growth in real gross fixed capital formation decelerated markedly in the second quarter of 2008. Current estimates show that the growth in real gross fixed capital formation slowed to annualised rates of 3,0 per cent and 2,6 per cent in the fourth quarter of 2008 and the first quarter of 2009 respectively. This could be attributed to a slower rate of increase in real capital outlays by private business enterprises and general government. These developments were broadly in keeping with the distinct decline in activity in the South African economy following the slowdown in global economic growth since the second half of 2008. In addition, the under-utilisation of production capacity among business enterprises in the manufacturing sector rose from a recent low of 13,5 per cent in the second quarter of 2007 to 21,0 per cent in the first quarter of 2009. The latest increases in excess production capacity do not bode well for capital outlays by the private sector in the short to medium term. In the first quarter of 2009 the ratio of total gross fixed capital formation to gross domestic product remained broadly unchanged at the recent high of 24,2 per cent recorded in the fourth quarter of 2008.
Real gross fixed capital formation
Percentage change at seasonally adjusted annualised rates

	2008					2009
Components	1st qr	2nd qr	3rd qr	4th qr	Year	1st qr

Private business enterprises	4,6	3,8	2,6	2,9	6,5	2,2
Public corporations	46,8	14,5	32,4	4,1	30,5	6,4
General government	7,9	2,6	5,3	2,3	9,7	0,6
Total	10,4	5,2	7,3	3,0	10,2	2,6
An institutional analysis shows that growth in real gross fixed capital outlays by private business enterprises slowed to an annualised rate of 2,2 per cent in the first quarter of 2009, compared with average annual growth rates of 12,6 per cent and 6,5 per cent in 2007 and 2008 respectively. The slowdown in real capital spending by the private sector was evident in all the major subsectors, reflecting the gloomy state of economic conditions and historically low business and consumer confidence levels, which, in turn, prompted business enterprises to curtail or delay capital expansion programmes. In the mining sector real capital expenditure on existing projects continued, albeit at a reduced rate. New expansion projects were, however, postponed in some cases due to the marked decline in commodity prices and falling demand as major international commodity consuming economies moved into a recession. In addition, real fixed investment outlays on private residential buildings continued their declining trend,

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South African Reserve Bank

evident since the fourth quarter of 2006. Consequently, real capital expenditure on private residential property in the first quarter of 2009 was about 16 per cent below its recent peak registered in the third quarter of 2006.
Gross fixed capital formation
Real gross fixed investment by public corporations rose at an annualised rate of 6,4 per cent in the first quarter of 2009, slightly higher than the increase of 4,1 per cent recorded in the previous quarter. Capital expansion by the public corporations continued to be driven by the medium-term expenditure programmes of Transnet and Eskom. In the case of Transnet, capital projects were related to the expansion of rail, port and pipeline infrastructure to improve the export capacity of iron ore and coal, and to secure the inland supply of petroleum products. Other rail and commuter freight projects also continued to benefit from the broader capital expenditure programme by Transnet.
General government’s real outlays on capital projects slowed in the first quarter of 2009. This was the net result of a marginal decline in real fixed investment by general government services, which partly neutralised relatively strong growth in spending by business enterprises of general government.
The rate of decline in real inventories tapered off in the first quarter of 2009. Expressed at constant 2000 prices and annualised, inventories declined by R21,1 billion in the fourth quarter of 2008, before receding by R10,2 billion in the first quarter of 2009. Whereas the change in real inventory investment subtracted 2,8 percentage points from growth in real gross domestic expenditure in the fourth quarter of 2008, it actually made a positive contribution and bolstered the overall growth in real domestic expenditure by 3,2 percentage points in the first quarter of 2009.

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South African Reserve Bank

Industrial and commercial inventories
The smaller run-down in aggregate inventory levels in the first quarter of 2009 was the net result of higher investment in oil stocks and an increase in inventories in the mining sector, alongside declines in inventory levels of the manufacturing and commerce sectors, as well as in agricultural stocks-in-trade. As inventory de-accumulation was accompanied by a decline in real value added in the first quarter of 2009, the ratio of industrial and commercial inventories to gross domestic product in the non-agricultural sectors of the economy inched lower from 11,9 per cent attained in the fourth quarter of 2008 to 11,5 per cent in the first quarter of 2009.
Factor income
Growth over one year in total nominal factor income decelerated from 12,3 per cent in the fourth quarter of 2008 to 6,9 per cent in the first quarter of 2009. This was the result of slower growth in compensation of employees and gross operating surpluses of business enterprises over the period.
The year-on-year growth in compensation of employees slowed from 9,9 per cent in the fourth quarter of 2008 to 8,9 per cent in the first quarter of 2009. Although slower growth in the compensation of employees was evident in all sectors of the economy, it was particularly noticeable in the manufacturing and mining sectors where employment continued to drop on account of job shedding and a reduction in average working hours in order to cut cost. In addition, employment was adversely affected by the sharp increase of 46,7 per cent in the number of liquidations in the first quarter of 2009, compared with the corresponding quarter in the preceding year. Simultaneously, however, average salary and wage levels continued to rise.
The growth over one year in gross operating surpluses of business enterprises slowed substantially from 14,7 per cent in the fourth quarter of 2008 to 5,1 per cent in the first quarter of 2009. The slowdown can mainly be attributed to the negative impact of the global economic recession, the decline in commodity prices and subdued domestic demand conditions. The slowdown in growth in gross operating surpluses was broad-based and particularly evident in the subsectors for mining, manufacturing, trade, and finance, insurance real-estate and business services. Consequently, gross operating surplus as a percentage of factor income edged lower from 52,3 per cent in the fourth quarter of 2008 to 52,0 per cent in the first quarter of 2009.

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South African Reserve Bank

Gross saving
Gross saving as a percentage of gross domestic product increased steadily from 14,3 per cent in the first quarter of 2008 to 16,9 per cent in the fourth quarter and again to 17,1 per cent in the first quarter of 2009. The improved saving performance was mainly attributable to the household sector and general government, whereas the saving ratio of the corporate sector declined somewhat. On average, in most sectors of the economy the saving ratio recorded in the first quarter of 2009 remained relatively strong, considering the current economic environment with declining real economic growth and lower profits being generated.
Gross saving by the corporate sector as a percentage of gross domestic product declined from 14,0 per cent in the fourth quarter of 2008 to 13,4 per cent in the first quarter of 2009. This is notably higher than the average ratio of 11,9 per cent recorded for the calendar year 2008 as a whole. Although the gross operating surplus of the corporate sector slowed markedly from an average annual growth rate of more than 20 per cent in 2008 to 5,4 per cent in the first quarter of 2009, its dampening effect on the level of saving was partly countered by lower interest and dividend payments.
The gross saving ratio of general government improved to 1,9 per cent in the first quarter of 2009, compared with 1,3 per cent recorded in the previous quarter. This was mainly on account of relatively strong income from taxes in the first quarter of 2009, which more than neutralised increased spending on final goods and services by general government.
Gross saving of the household sector as a percentage of gross domestic product improved from 1,7 per cent in the fourth quarter of 2008 to 1,8 per cent in the first quarter of 2009. The gross saving level of households improved slightly from an annualised rate of R40,0 billion in the fourth quarter of 2008 to R42,2 billion in the first quarter of 2009. This was mainly due to a sharp contraction in real consumption expenditure by households in the first quarter of 2009. The real personal disposable income declined further in the first quarter of 2009, curbing the improvement in households’ saving performance.
Employment
The slowdown in domestic economic activity alongside considerably weaker global demand contributed to a moderation in formal non-agricultural employment growth during 2008. Private-sector employment growth moderated from 2,4 per cent in 2007 to 1,0 per cent in 2008, while public-sector employment remained buoyant and rose by 4,5 per cent in 2008 following a broadly similar increase in 2007. Even though, on balance, employment opportunities increased during 2008 as a whole, the Quarterly Employment Statistics (QES) survey conducted by Statistics South Africa (Stats SA) shows that the level of formal non-agricultural employment decreased by around 14 800 in the fourth quarter of 2008. This is equivalent to a seasonally adjusted and annualised decrease of 0,7 per cent in the fourth quarter of 2008, in contrast to the buoyant increase of 3,9 per cent recorded as recently as the first quarter of 2008.
Private-sector employment levels declined for the third consecutive quarter, registering an annualised decrease of 2,5 per cent in the final quarter of 2008. In contrast, public-sector employment growth accelerated meaningfully from an annualised rate of 3,1 per cent in the first quarter of 2008 to 7,8 per cent in the third quarter before moderating to 6,1 per cent in the fourth quarter, partly offsetting the decline in private-sector

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South African Reserve Bank

Non-agricultural output and employment
employment. In the year to the fourth quarter of 2008 the private sector created new job opportunities at a marginal rate of 0,1 per cent, compared with the public sector where employment growth was more substantial at 5,5 per cent.
Change in enterprise-surveyed formal non-agricultural employment
Number of employees

	2008
Sector	1st qr	2nd qr	3rd qr	4th qr

Mining	3 000	9 500	8 300	-4 000
Gold mining	-7 200	1 300	3 200	-3 800
Non-gold mining	10 200	8 200	5 100	-200
Manufacturing	0	-5 200	-10 000	-20 700
Electricity supply	1 900	1 800	100	-800
Construction	5 400	-6 500	-700	1 700
Trade, catering and accommodation	14 600	-16 300	-19 900	-9 100
Transport, storage and communication	4 600	-300	500	100
Financial intermediation and insurance	38 000	15 600	2 500	-11 200
Community, social and personal services	-200	-1 100	1 500	1 600
Total private sector	67 300	-2 500	-17 700	-42 400
National, provincial and local government	12 000	19 500	27 500	10 700
Public-sector enterprises	1 400	3 500	5 000	16 900
Total public sector	13 400	23 000	32 500	27 600
Grand total	80 700	20 500	14 800	-14 800

*	Quarter-to-quarter change in seasonally adjusted numbers
During the fourth quarter of 2008, about 42 400 jobs were lost in the private sector despite employment gains in construction; transport, storage and communication; and in the community, social and personal services sector. The bulk of the job losses occurred in the manufacturing sector, followed by the financial intermediation and insurance sector, and the trade, catering and accommodation sector.
Though employment levels in the construction sector contracted in both the second and third quarters of 2008, it increased in the fourth quarter at a seasonally adjusted and annualised rate of 1,5 per cent — mainly attributable to ongoing infrastructure and civil

Quarterly Bulletin June 2009	13

South African Reserve Bank

construction works. Record-high levels of business confidence in the construction sector in 2005 and 2006 coincided with year-on-year employment growth rates, which rose as high as 22,0 per cent. However, in the past two years, confidence levels receded sharply as the slowdown in economic activity gained momentum. Employment levels in the construction sector consequently declined by 0,1 per cent in 2008. Business confidence in the building industry retreated further in the first quarter of 2009; the First National Bank (FNB) Building Confidence Index dropped by 12 index points to a level of 28,0, indicative of the broad-based slowdown in construction activity and lower investment spending.
Employment growth in the electricity-generation sector continued in the first three quarters of 2008. In the fourth quarter, however, employment levels contracted at an annualised rate of 5,4 per cent, or by some 800 jobs. This reduction in employment numbers was consistent with the decrease in the demand for electricity by the manufacturing and mining sectors following the decline in the output of these sectors.
In the past two years, roughly 79 800 jobs were lost in the manufacturing sector, with job losses being most pronounced in the textile, clothing and leather subsector. The contraction in domestic and global demand for manufactured goods resulted in an acceleration in the pace of job shedding in this sector from an annualised rate of 1,6 per cent in the second quarter of 2008 to 6,2 per cent in the fourth quarter. According to the Purchasing Managers Index (PMI) survey, manufacturers’ sentiment has remained below the neutral level of 50 since May 2008, echoing the deterioration of conditions in manufacturing. In April 2009 the PMI recorded a historically low index value of 35,6, compared with an index value of 54 in April 2008. The levels of inventories and purchasing commitments continued to slide to new lows. In May 2009 the PMI (now sponsored by Kagiso and previously by Investec) improved somewhat to an index value of 37,3. The PMI employment sub-index declined further to a level of 36,9 in May 2009; this was significantly lower than the level of 48,9 index points recorded a year earlier.
Manufacturing sector indicators

14	Quarterly Bulletin June 2009

South African Reserve Bank

The commodity price boom that started in 2003 and ended in the third quarter of 2008 buoyed employment growth in the mining sector. Strong employment gains were registered in the non-gold mining sector while employment levels in the gold mining sector declined due to the continued contraction in production on account of, among other things, structural factors such as the geological challenges faced by the sector and high operational costs. Total mining employment decreased at an annualised rate of 3,3 per cent in the fourth quarter of 2008, reflecting not only a contraction by 8,7 per cent in employment numbers in the gold mining sector, but also the first decline in employment levels in the non-gold mining sector since the first quarter of 2005.
Mining sector employment
In the finance, insurance, real-estate and business services sector employment growth slowed to an annualised rate of 2,3 per cent in the final quarter of 2008, in part due to the real-estate subsector, which came under increased pressure from subdued levels of confidence, tight credit conditions, a decline in real disposable income and an erosion of household wealth. Related to the deteriorating conditions faced by the household sector, employment in the trade, catering and accommodation services sector recorded a third consecutive quarterly decrease in the fourth quarter of 2008, registering a decline of 2,1 per cent or 9 100 jobs.
Job advertisement space in the print media, a proxy for prospective employment opportunities, decreased by as much as 42 per cent in the first quarter of 2009 compared with the corresponding period in 2008, confirming the slowdown in formal non-agricultural employment growth.
In the public sector, employment gains amounted to 27 600 in the fourth quarter of 2008. These gains were recorded by public enterprises as well as across all spheres of government, including national departments, provinces and local government. Employment numbers in the public transport, storage and communication sector, however, decreased over the period. Equally notable was the third consecutive double-digit rate of increase in employment in the other public-sector business enterprises sector. Year-on-year public-sector employment gains amounted to 5,5 per cent in the fourth quarter of 2008 and 4,5 per cent for the year as a whole.

Quarterly Bulletin June 2009	15

South African Reserve Bank

Labour cost and productivity
The pace of increase in annual average remuneration per worker more or less doubled from 6,7 per cent in 2007 to 12,7 per cent in 2008. Nominal wage inflation consequently exceeded the increase in the targeted measure of consumer prices (CPIX prior to January 2009) of 11,5 per cent in 2008, resulting in real increases in salaries and wages.
The year-on-year rate of increase in nominal remuneration per worker in the formal non-agricultural sector accelerated markedly from 7,2 per cent in the fourth quarter of 2007 to 12,4 per cent in the fourth quarter of 2008. These increases were bolstered by private-sector and public-sector wage growth, at rates as high as 12,2 per cent and 11,6 per cent respectively in the final quarter of 2008. During the fourth quarter of 2008, increases in nominal remuneration per worker in the private sector were widely dispersed, ranging from a decrease of 0,6 per cent in the non-government transport, storage and communication sector, to growth rates as high as 36,2 per cent in the non-gold mining sector. Strong increases were also recorded in the gold mining, manufacturing, electricity and construction sectors.
In the final quarter of 2008, double-digit increases in nominal remuneration per worker in the public sector resulted primarily from steep nominal wage increases in the government transport, storage and communication sector (20,4 per cent), local government (18,0 per cent) and provincial government (13,0 per cent).
According to Andrew Levy Employment Publications (a private-sector labour consultancy), the average wage settlement rate amounted to 10,2 per cent during the first quarter of 2009. Wage settlement rates ranged from 7 per cent in the metal (manufacturing) sector to as high as 12,3 per cent in the food (agricultural) sector. In 2008 as a whole, the average wage settlement rate came to 9,8 per cent.
Following the decline in non-agricultural output in the fourth quarter of 2008, year-on-year economy-wide labour productivity decreased by 0,4 per cent over the period — having increased by 0,9 per cent in the third quarter. In the manufacturing sector, labour productivity decreased at a year-on-year rate of 3,9 per cent in the final quarter of 2008.
The deterioration in labour productivity in the fourth quarter of 2008 caused nominal unit labour cost increases to accelerate to a year-on-year rate of no less than 12,8 per cent. Nominal unit labour cost in the manufacturing sector increased at a rate of 17,6 per cent over the same period. At these rates, nominal unit labour cost increases were substantially in excess of the inflation target range; fuelling inflationary pressures in the domestic economy.
Prices
Domestic producer and consumer price inflation have trended downwards since the spring of 2008, in step with global price developments. Year-on-year producer and consumer price increases peaked at 19,1 per cent and 13,6 per cent respectively in August 2008, and have subsequently moderated. Producer price inflation for domestic output slowed from a twelve-month rate of 11,0 per cent in December 2008 and further to 2,9 per cent in April 2009. Targeted consumer price inflation, that is, CPIX inflation up to December 2008 and headline CPI inflation for all urban areas thereafter, decelerated to a year-on-year rate of 10,3 per cent in December 2008 and then further to 8,4 per cent in April 2009.
In most instances, sectoral producer price inflation also decelerated considerably. Mining producer price changes decelerated to a twelve-month rate of decrease of 13,7 per cent

16	Quarterly Bulletin June 2009

South African Reserve Bank

Prices
in April 2009, having peaked at a year-on-year rate of increase of 23,0 per cent in May 2008. Agricultural producer price inflation moderated to a year-on-year rate of 3,8 per cent in October 2008 before the rate of change became negative at 2,1 per cent in March 2009. In the year to April 2009, it rebounded to a rate of 2,2 per cent. Producer price inflation in manufacturing remained elevated at double-digit rates for a period of one year — it peaked at a twelve-month rate of 20,1 per cent in September 2008 and subsequently moderated to 8,1 per cent in April 2009. Producer prices of electricity pushed overall domestic producer price inflation higher as these prices rose, on average, at a twelve-month rate of 33,0 per cent in the nine months to March 2009 and by as much as 24,5 per cent in April 2009.
On a year-on-year basis, producer prices of imported commodities declined by 14,7 per cent in April 2009, having peaked at a rate of increase of 24,6 per cent in June 2008. Over the same period to April 2009, the external value of the rand depreciated by 18,0 per cent, but international commodity prices declined by a far greater margin.
Imported producer prices

Quarterly Bulletin June 2009	17

South African Reserve Bank

In the eight months to April 2009 producer prices of imported agricultural products decreased, receding at a year-on-year rate of 15,0 per cent in April. Displaying wide variation, producer prices of imported mining products decreased at a year-on-year rate of 43,4 per cent in April 2009 compared with a peak increase of 89,1 per cent in June 2008. Imported producer prices of manufactured commodities rose at a year-on-year rate of 1,7 per cent in April 2009. In the category for imported manufactured commodities the prices of paper and paper products increased steadily in recent months, while increases in the prices of imported food commodities and products of petroleum and coal moderated.
Consumer and producer food prices
Developments in producer and consumer food price inflation were driven by price dynamics at the agricultural and manufactured levels, translating into the observed price patterns of unprocessed and processed food prices at the consumer level. Substantial lags and generally greater price volatility at the producer level than at the consumer level characterised the relationship between producer and consumer food prices.
Agricultural food prices decreased at a year-on-year rate of 10,5 per cent in October 2008, momentarily reverting to a rate of increase of 13,2 per cent in January 2009, before prices decreased again at rates of 8,1 per cent in March 2009 and 2,0 per cent in April. The escalation in agricultural food prices in January was mainly due to an exceptional, but short-lived, surge in the prices of vegetables, fruit and nuts. With this exception, the prices of vegetables, fruit and nuts generally had a price-containing effect on the producer prices of agricultural food products over the past year. Recently, declines in the prices of grain and oil seeds have also had a dampening effect on these prices. However, the prices of eggs and sugar cane remained at persistently high levels.
Even though manufactured producer food prices still increased at double-digit rates up to February 2009, they moderated to a twelve-month rate of 8,4 per cent in April 2009; this increase was less than half the rate of 20,8 per cent recorded in July 2008. In the ten months to April 2009 dairy products, grain mill and bakery products and, more recently, fats and oils, assisted in moderating manufactured food price pressures.

18	Quarterly Bulletin June 2009

South African Reserve Bank

Year-on-year consumer food price inflation accelerated to a peak of 17,9 per cent in August 2008, before moderating somewhat to 13,7 per cent in April 2009. A marketing chain with relatively inflexible transport, labour, storage and other costs contributed to the divergence between the prices of unprocessed consumer foods and the producer prices of food products at the agricultural level. Similarly, consumer prices of processed foods increased at year-on-year rates in excess of manufactured producer food prices from mid-2008 and amounted to 13,7 per cent in April 2009.
Targeted consumer price inflation, that is, CPIX up to December 2008 and headline CPI from January 2009, has remained above the upper limit of the inflation target range for 25 consecutive months, amounting to a year-on-year rate of 8,4 per cent in April 2009. However, with inflation trending downwards, the gap between targeted consumer price inflation and the 6 per cent upper limit of the target range narrowed considerably from 7,6 percentage points in August 2008 to 2,4 percentage points in April 2009.
Headline consumer goods price inflation moderated to a year-on-year rate of 8,3 per cent in April 2009. Prices of semi-durable goods rose at a twelve-month rate of 5,9 per cent and those of non-durable goods at a rate of 10,9 per cent, while the prices of durable goods increased at a rate within the inflation target range of 3 to 6 per cent in April 2009.
Headline CPI services price inflation remained sticky and accelerated to 8,4 per cent in March and April 2009, following price increases in the categories for transport, restaurants and hotels, while miscellaneous services have maintained double-digit rates of price increase since early 2008.
Year-on-year changes in the classification of individual consumption by purpose (COICOP) categories are captured in the accompanying table, which shows that in April 2009 prices in nine of the twelve categories increased at rates beyond the upper limit of the inflation target range, with seven categories, in fact, registering double-digit inflation. The prices of recreational and cultural goods and services increased by no less than 14,9 per cent as all components rose at double-digit rates. The second-highest rate of increase was recorded by the food and non-alcoholic beverages category, with its relatively large weight in the consumption basket.
Headline CPI inflation in COICOP categories
Twelve-month percentage changes

	Weights	April 2009

Recreation and culture	4,19	14,9
Food and non-alcoholic beverages	15,68	13,7
Restaurants and hotels	2,78	13,5
Miscellaneous goods and services	13,56	11,6
Health	1,47	12,2
Alcoholic beverages and tobacco	5,58	10,9
Education	2,19	10,5
Housing and utilities	22,56	8,1
Household contents and services	5,86	6,8
Clothing and footwear	4,11	5,1
Communication	3,22	1,0
Transport	18,80	0,9
Total CPI	100,00	8,4
Italics denote values inside the inflation target range of between 3 and 6 per cent in April 2009

Quarterly Bulletin June 2009	19

South African Reserve Bank

Consumer prices in the transport and communication categories increased at rates well below the lower band of the inflation target range. Within the transport product category, petrol prices decreased at a rate of 17,5 per cent, countered by increases in public transport at a rate of 15,1 per cent and other running costs at a rate of 14,5 per cent. Only clothing and footwear recorded price increases within the inflation target range in April 2009.
Underlying inflationary pressures are still prevalent in the economy as indicated by the disaggregated analysis of the COICOP products. Furthermore, when the impact of food, non-alcoholic beverages and petrol is omitted from the inflation target measure, underlying inflation amounted to 8,6 per cent in March and April 2009, exceeding the upper band of the inflation target range.
The administered price index increased at a rate of 1,7 per cent in the year to April 2009. When petrol and paraffin prices are excluded from the calculation, the increase in administered prices amounted to 9 per cent over the same period.
Headline inflation expectations: First quarter 2009 survey
Per cent

	2009	2010	2011

Financial analysts	6,1	5,4	5,5
Business	9,2	8,6	8,3
Trade unions	9,7	10,1	9,8
Average	8,3	8,0	7,8
Source: Bureau for Economic Research at Stellenbosch University
According to the “average view” contained in the inflation expectations survey of the Bureau for Economic Research (BER) conducted in the first quarter of 2009, inflation is expected to moderate over the three years to 2011, albeit to a rate still in excess of the upper limit of the inflation target range. Inflation is expected to decelerate from 8,3 per cent in 2009 to 8,0 per cent in 2010 and to 7,8 per cent in 2011. Across the groups surveyed, financial analysts expect inflation to enter the inflation target range in 2010 and to remain within the target range thereafter. Even though the inflation expectations of the business and trade union groups remain well above the 6 per cent level for the three years to 2011, some moderation in inflation is contained in their views.

20	Quarterly Bulletin June 2009

South African Reserve Bank

Foreign trade and payments
International economic developments
The world economy is currently in a recession in the wake of the deepening of the global financial crisis. The global downturn, which has intensified since mid-September 2008, has been characterised by sharp contractions in real output in advanced economies and a concomitant contraction in trade flows. According to the latest International Monetary Fund (IMF) World Economic Outlook published in April 2009, global output is expected to decline by 1,3 per cent in 2009, before increasing by a modest 1,9 per cent in 2010. Real output in the advanced economies is projected to contract rapidly in 2009, while economic growth in emerging-market and developing countries is expected to moderate significantly. Real output growth in Africa is estimated to slow markedly in 2009 as a result of declining external demand, lower commodity prices and tight global credit conditions, before accelerating again in 2010.
The United States (US) economy has contracted sharply since mid-2008, with real output declining at a rate of around 6 per cent in the final quarter of 2008 and the first quarter of 2009. The decrease in real gross domestic product in the first quarter of 2009 primarily reflected negative contributions from gross domestic private investment, exports and government expenditure. The Japanese economy contracted significantly in the first quarter of 2009, mainly due to a decline in exports, private investment and personal consumption expenditure. The unemployment rate in Japan recorded a five-year high in April 2009 alongside the deepening of the global recession. Given the limited scope on the monetary policy front, the Japanese government has attempted to use fiscal stimulus to boost economic growth. Economic activity in the euro area contracted considerably in the first quarter of 2009 as domestic and external demand was adversely affected by the impact of the financial crisis. Confidence surveys for April and May 2009 pointed to a slightly improved situation, while industrial production continued its downward trend, despite government incentives to boost the automotive sector.
The significant contraction in global trade volumes following the decline in demand from advanced economies adversely affected economic growth in emerging-market economies. In fact, it led to a synchronised slowdown in economic activity with many emerging-market economies also entering a recession during the latter part of 2008 and early 2009. China’s economic growth rate decelerated significantly in the second half of 2008, but recovered somewhat in the first quarter of 2009.
Brent crude oil prices increased during the first five months of 2009, after having recorded a five-year low in December 2008. In response to the decline in the price of oil, the Organization of the Petroleum Exporting Countries (OPEC) reduced its output target by 4,2 million barrels per day with effect from 1 January 2009. At its meeting in March 2009, OPEC agreed to focus on greater compliance with agreed quotas by member states. Oil prices rose further in May and early June 2009 following tentative indications that the decline in global economic activity may have started to bottom out. Brent crude oil futures contracts for delivery in the fourth quarter of 2009 traded at around US$70 per barrel in early June 2009.
The slowdown in global growth and lower commodity prices have resulted in a sharp deceleration of consumer price inflation in advanced economies since mid-2008. Headline consumer price inflation in the US decelerated sharply and deflationary pressures started to emerge in March and April 2009. Year-on-year consumer price inflation in most of the major emerging-market economies also started to decelerate

Quarterly Bulletin June 2009	21

South African Reserve Bank

Brent crude oil prices
during the second half of 2008 and the first quarter of 2009. However, inflation remained elevated in some European emerging-market economies during the first five months of 2009, partly due to currency weakness.
In an effort to boost aggregate demand, international organisations and governments in many countries introduced large fiscal stimulus packages and aggressively eased monetary policy in recent months. Since April 2009, policy rates were reduced by central banks in Australia, Brazil, Canada, Chile, the Czech Republic, Denmark, the euro area, India, Indonesia, Mexico, New Zealand, Russia, Sweden, Thailand and Turkey. A number of central banks have also engaged in unconventional monetary policy measures to continue easing after policy rates approached zero per cent.
Current account2
The further deterioration in global economic activity and the almost synchronised contraction in trade volumes led to a deterioration in the current-account balances of many emerging-market economies. As a ratio of South Africa’s gross domestic product, the deficit on the current account of the balance of payments deteriorated from 5,8 per cent in the fourth quarter of 2008 to 7,0 per cent in the first quarter of 2009.
Balance of payments on current account
Seasonally adjusted and annualised
R billions

			2008			2009
	1st qr	2nd qr	3rd qr	4th qr	Year	1st qr

Merchandise exports	568,4	680,1	706,3	668,2	655,8	538,4
Net gold exports	46,1	47,5	49,4	51,2	48,5	51,0
Merchandise imports	-668,1	-759,9	-792,4	-739,0	-739,9	-642,8
Trade balance	-53,6	-32,3	-36,7	-19,6	-35,6	-53,4
Net service, income and current transfer payments	-138,8	-133,9	-143,9	-117,7	-133,6	-110,3
Balance on current account	-192,4	-166,2	-180,6	-137,3	-169,2	-163,7
As a percentage of gross domestic product	-8,8	-7,3	-7,8	-5,8	-7,4	-7,0

2	Unless stated to the contrary, the current-account data referred to in this section are seasonally adjusted and annualised.

22	Quarterly Bulletin June 2009

South African Reserve Bank

Since almost half of the country’s merchandise exports are destined for the US, Europe and Japan, the decline in real production in these economies severely affected the volume of merchandise exports in the first quarter of 2009. At the same time, the volume of merchandise imports also shrank, albeit to a lesser extent, affected by the slowdown in domestic demand. As a result, the deficit on the trade account widened from R19,6 billion in the fourth quarter of 2008 to R53,4 billion in the first quarter of 2009. A trade deficit of similar magnitude was previously recorded in the first quarter of 2008 when the country experienced severe power outages.
Ratio of current-account balance to gross domestic product
The marked slowdown in domestic production, along with lower prices of certain commodities and a decline in company profits, contributed to lower net dividend payments to non-resident investors in the first quarter of 2009. Consequently, the deficit on the services, income and current transfer account with the rest of the world narrowed noticeably, although not sufficiently to prevent a widening of the current-account deficit over the period.
The combined impact of the intensifying contraction in global demand and the reduction in financial flows affected the export performance of many emerging-market economies during the first quarter of 2009. In South Africa the volume of merchandise exports shrank by a substantial 21 per cent in the first three months of 2009, following a decrease of 6,3 per cent in the fourth quarter of 2008. Relative to the country’s real gross domestic product, the real value of merchandise exports dropped from 20,8 per cent to 16,7 per cent over the period. Although declines were noted in all major export categories, the decrease in the volume of manufactured exports was strongly related to the grave contraction in manufacturing activity of the country’s most important trading-partner countries. In addition, the deceleration in the Chinese demand for raw materials used in their production processes had a dampening effect on the production and exportation of South African mining commodities.
The sharp decline in the volume of merchandise exports together with only a moderate increase in the price of exported goods caused the value of exports to recede by 19,4 per cent, from R668,2 billion in the fourth quarter of 2008 to R538,4 billion in the first quarter of 2009. The rand price of merchandise exports advanced by 2,0 per cent in the first quarter of 2009 as the downward trend in international commodity prices reverted due to an increase in the global prices of most industrial commodities. The price

Quarterly Bulletin June 2009	23

South African Reserve Bank

Volume of merchandise exports
of a basket of South African-produced commodities expressed in US dollar terms increased, on average, by 14,2 per cent from the fourth quarter of 2008 to the first quarter of 2009. This surge could largely be attributed to increases in the price of gold, which rose by 14,1 per cent, and platinum, which rose by 19,4 per cent. The price of platinum had reached a peak of US$1 236 per fine ounce during April 2009, after trading broadly at an average level of US$899 per fine ounce in October 2008. Similarly, the price of gold on the London market peaked at US$990 per fine ounce on 24 February 2009, largely due to an increase in risk aversion.
In rand terms, the realised price of net gold exports rose by 12,4 per cent in the first quarter of 2009 after increasing by 20,2 per cent in the fourth quarter of 2008. The higher realised rand price of gold was largely countered by a decline of 11,4 per cent in the physical quantity of net gold exports in the first quarter of 2009. The value of net gold exports accordingly shrank by almost 0,5 per cent to R51,0 billion over the period — the first decline in seven quarters.
The relatively low level of international crude oil prices continued to weigh down the rand price of merchandise imports, which receded by 5,0 per cent from the fourth quarter of 2008 to the first quarter of 2009. The price of crude oil remained fairly subdued in the first quarter of 2009, despite OPEC initiatives to scale down production. The volume of crude oil imports increased by 39 per cent in the first quarter of 2009, while that of non-oil merchandise imports decreased, causing the overall volume of merchandise imports to shrink by 8,4 per cent — the largest quarter-to-quarter decline registered since the first quarter of 1999. Generally, weak domestic and global demand conditions gave rise to a reduction in import orders for consumption goods, as well as intermediate and capital goods used in the production of final products. The country’s import penetration ratio (i.e., the value of real merchandise imports relative to real gross domestic expenditure) consequently fell for the second consecutive quarter from 26,8 per cent in the fourth quarter of 2008 to 24,4 per cent in the first quarter of 2009. The downward trend implies that a smaller portion of the domestic demand for intermediate and consumer goods is being imported; capital imports are expected to remain fairly robust in view of the underlying momentum in capital spending.

24	Quarterly Bulletin June 2009

South African Reserve Bank

Import penetration ratio
Given decreases in both the volume and the price of merchandise imports, the value of merchandise imports contracted by 13 per cent to R642,8 billion in the first quarter of 2009. Pronounced declines were noted in the categories for mineral products, vehicles and transport equipment, and for chemical products.
The deficit on the services, income and current transfer account with the rest of the world moderated further to R110,3 billion in the first quarter of 2009 from R117,7 billion in the fourth quarter of 2008. Gross dividend payments to non-resident investors declined notably in the fourth quarter of 2008 and remained subdued in the first quarter of 2009. In fact, the level of gross dividend payments in the first quarter of 2009 was almost 16 per cent lower than the average for similar payments in the first nine months of 2008, reflecting the slowdown in economic activity, lower profitability as well as companies’ preference to retain profits for business operations amid tight liquidity conditions in financial markets. By contrast, gross dividend receipts from the rest of the world advanced somewhat in the first quarter of 2009.
Net income payments

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South African Reserve Bank

Although the easy global interest rate environment led to lower interest payments on outstanding foreign debt and on interest receipts, the faster pace of decline in the latter resulted in a marginal increase in net interest payments in the first quarter of 2009. Relative to the country’s gross domestic product, net income payments to the rest of the world decreased from 2,7 per cent in the fourth quarter of 2008 to 2,4 per cent in the first quarter of 2009.
Gross payments and receipts for “other services” rendered narrowed during the first quarter of 2009 in accordance with the slowdown in general economic activity. Nonetheless, the payment for other services rendered by non-residents was still higher than the receipts for similar services provided to non-resident parties. The shortfall on the services account was further contained by a decline in travel-related expenditure by South African residents temporarily travelling abroad and by lower payments for freight-related activities.
The gradual improvement in South Africa’s terms of trade since the second quarter of 2008 continued into the first quarter of 2009. The latest improvement could be attributed, among other factors, to fairly subdued crude oil prices and slowing inflation in South Africa’s major trading-partner countries, along with an increase in international commodity prices. To an important extent, the steady improvement in the country’s terms of trade helped to cushion the adverse impact of declining export volumes.
Financial account
The ongoing financial crisis and the associated contraction in trade volumes were accompanied by a reduction in capital flow mobility, especially towards emerging-market economies. Notwithstanding these negative developments, South Africa attracted net capital inflows to the value of R35,3 billion in the first quarter of 2009 after recording a surplus of R39,1 billion in the fourth quarter of 2008. These capital inflows mainly reflected the revival of inward portfolio investment capital and a steady increase in foreign direct investment into the country. As a result of reduced capital flows, the balance on the financial account of the balance of payments, including unrecorded transactions, declined from 6,6 per cent of gross domestic product in the fourth quarter of 2008 to 6,1 per cent in the first quarter of 2009.
Net financial transactions not related to reserves
R billions

	2008					2009
	1st qr	2nd qr	3rd qr	4th qr	Year	1st qr

Change in liabilities
Direct investment	42,5	6,2	22,4	3,3	74,4	11,7
Portfolio investment	-20,4	17,2	-7,6	-57,3	-68,1	10,1
Other investment	27,1	2,5	22,2	2,0	53,8	-9,3
Change in assets
Direct investment	-7,1	-2,8	-11,6	50,7	29,2	4,4
Portfolio investment	-1,5	-6,5	-4,3	-51,1	-63,4	-0,9
Other investment	11,7	7,9	5,4	52,9	77,9	-1,5
Total financial transactions*	49,4	46,0	60,6	39,1	195,1	35,3

*	Including unrecorded transactions

26	Quarterly Bulletin June 2009

South African Reserve Bank

Foreign-owned assets in South Africa
Foreign direct investment in South Africa amounted to an inflow of R11,7 billion in the first quarter of 2009, compared with an inflow of R3,3 billion recorded in the fourth quarter of 2008. This inflow of direct investment capital could primarily be attributed to a substantial equity investment by a non-resident investor in a South African mining company. Over the same period, loans extended to South African subsidiaries declined.
Inward portfolio investment switched around from a net capital outflow of R57,3 billion in the fourth quarter of 2008 to a capital inflow of R10,1 billion in the first quarter of 2009 as foreign investors increased their holdings of South African equity securities, while disposing of debt securities. The favourable investor sentiment towards domestic equity securities partly emanated from the improved outlook for equity returns in view of stimulatory fiscal and monetary packages.
Other investment into South Africa changed to an outflow of capital of R9,3 billion in the first quarter of 2009 compared with an inflow of R2,0 billion recorded in the fourth quarter of 2008. The capital outflow in the first quarter of 2009 could mainly be ascribed
Balance of payments: Other investment liability flows

Quarterly Bulletin June 2009	27

South African Reserve Bank

to a decrease in non-resident rand and foreign-currency deposits with South African banks, which more than countered an inflow of long-term loan finance obtained by a South African parastatal to finance part of its domestic capital expansion programme.
South African-owned assets abroad
Outward direct investment recorded an inflow (i.e., a decrease in direct investment assets) of R4,4 billion in the first quarter of 2009 compared with a capital inflow of R50,7 billion in the fourth quarter of 2008. The inward movement of capital reflected the repatriation of foreign assets, which more than offset an outflow of capital related to new foreign acquisitions made by South African companies, as well as further investments into companies previously acquired.
Portfolio investment abroad by South African entities shrank to an outflow of R0,9 billion in the first quarter of 2009, compared with an outflow of R51,1 billion recorded in the fourth quarter of 2008. The smaller outflow of capital broadly resembled the capital outflows recorded in previous quarters, with the exception of the fourth quarter of 2008 — that is when a South African investment holding company distributed its shares in a foreign company to individual and institutional investors. In addition, the subdued outflow of capital signalled the uncertainty around the prospects for international financial markets.
Other outward investment from South Africa changed into an outflow of R1,5 billion in the first quarter of 2009, following an inflow of R52,9 billion registered in the fourth quarter of 2008. The outflow of capital could largely be attributed to the acquisition of short-term foreign assets by a domestic mining company following the disposal of its equity stake to a non-resident investor. This capital outflow was further supplemented by an increase in short-term loans extended by the domestic banking sector to non-resident borrowers.
Foreign debt
South Africa’s total outstanding foreign debt declined from US$77,5 billion at the end of the third quarter of 2008 to US$71,8 billion at the end of the fourth quarter. The decline in the country’s stock of outstanding foreign debt mainly resulted from a significant decline in rand-denominated debt; foreign currency-denominated debt contracted only marginally on account of a decrease in long- and short-term debt as well as trade finance utilised by the domestic private sector.
Foreign debt of South Africa
US$ billions at end of period

	2007	2008
	4th qr	1st qr	2nd qr	3rd qr	4th qr

Foreign currency-denominated debt	43,6	44,7	43,0	42,5	42,0
Bearer bonds	15,2	16,0	15,0	14,1	14,0
Public sector	5,6	5,9	5,6	5,4	5,3
Monetary sector	12,7	12,5	12,0	11,9	12,1
Non-monetary sector	10,1	10,3	10,4	11,1	10,6
Rand-denominated debt	31,7	29,3	33,1	35,0	29,8
Bonds	7,9	6,0	7,9	9,4	8,0
Other	23,8	23,3	25,2	25,6	21,8
Total foreign debt	75,3	74,0	76,1	77,5	71,8
As a percentage of gross domestic product	26,6	25,5	25,8	26,0	25,9

28	Quarterly Bulletin June 2009

South African Reserve Bank

The substantial decline in the dollar value of rand-denominated debt during the fourth quarter of 2008 could mainly be ascribed to valuation changes arising from the depreciation of the rand. The decline was further exacerbated by a reduction in rand-denominated domestic bonds held by non-resident investors and the redemption by South African banks of loans previously received under repurchase agreements.
Expressed in rand, South Africa’s foreign debt, however, increased from R645 billion at the end of September 2008 to R668 billion at the end of December. Nonetheless, the ratio of external debt to gross domestic product decreased from 26,6 per cent at the end of 2007 to 25,9 per cent at the end of 2008. Over the same period, the ratio of total external debt to total export earnings decreased from 78,4 per cent to 69,2 per cent.
As a percentage of the country’s foreign currency-denominated debt, short-term foreign currency-denominated debt (including long-term debt maturing within the next twelve months) increased from 42,6 per cent at the end of 2007 to 47,8 per cent at the end of 2008. This provided an indication of the prevailing uncertainty in global financial markets.
International reserves and liquidity
As a consequence of the reduced capital inflows alongside the widening negative imbalance on the current account of the balance of payments, the pace of reserve
Balance of payments: Overall balance

Quarterly Bulletin June 2009	29

South African Reserve Bank

accumulation slowed significantly. The change in the country’s net international reserves due to balance-of-payments transactions amounted to surpluses of R5,8 billion in the fourth quarter of 2008 and R1,8 billion in the first quarter of 2009.
Measured in US dollar, the value of the gross gold and other foreign reserves of the South African Reserve Bank (i.e., the international reserves before accounting for reserve-related loans) remained broadly unchanged at US$34,1 billion from the end of December 2008 to the end of March 2009, before increasing to US$35,8 billion at the end of May. The Bank’s short-term credit facilities utilised remained broadly unchanged at US$650 million from the end of December 2008 to the end of May 2009. Mainly as a result of the decline in the import value of goods, services and income, the level of import cover (i.e., the value of gross international reserves expressed in relation to the value of imports of goods and services) increased from 13,9 weeks’ worth at the end of September 2008 to 19,2 weeks’ worth at the end of March 2009.
The country’s international liquidity position remained unchanged at US$33,5 billion from the end of December 2008 to the end of March 2009 and rose to US$34,5 billion at the end of May as foreign currency was acquired in anticipation of future commitments.
Exchange rates
On balance, the nominal effective exchange rate of the rand increased marginally by 0,8 per cent in the first quarter of 2009, compared with a decline of 7,8 per cent in the fourth quarter of 2008. Having decreased by 4,2 per cent in January 2009, the weighted average exchange rate of the rand regained some vigour and rose by a similar magnitude in February and further by 1,1 per cent in March. The relatively stable performance of the exchange value of the rand during the first quarter of 2009 was buoyed by an increase in commodity prices and more positive investor sentiment towards emerging-market economies.
Exchange rates of the rand
Percentage change

	30 Jun 2008	30 Sep 2008	31 Dec 2008	31 Mar 2009
	to	to	to	to
	30 Sep 2008	31 Dec 2008	31 Mar 2009	29 May 2009

Weighted average*	0,9	-7,8	0,8	15,3
Euro	4,4	-8,9	2,5	14,4
US dollar	-5,2	-10,6	-3,4	20,6
Chinese yuan	-5,4	-10,9	-3,2	20,5
British pound	4,7	11,6	-2,1	7,3
Japanese yen	-5,6	-23,1	5,2	18,4

*	Against a basket of 15 currencies
The international financial markets were dominated by volatility in international currency markets as reflected partly by the divergence in the performance of the rand against the major currencies. The exchange rate of the rand strengthened strongly during April 2009, lifting the nominal effective exchange rate of the rand by 12,8 per cent. The strengthening in the exchange value of the domestic currency over this period partly reflected the impact of a more accommodative monetary policy stance, non-resident investors’ net purchases of South African equity securities, as well as an improvement in the trade balance for February and March 2009.

30	Quarterly Bulletin June 2009

South African Reserve Bank

Nominal effective exchange rate of the rand
The real effective exchange rate of the rand increased by 4,9 per cent from March 2008 to March 2009, negatively affecting the price competitiveness of South African exporters in international markets. The competitive position of domestic producers was further constrained by the strengthening in the exchange value of the rand since the end of March 2009.
The net average daily turnover in the domestic market for foreign exchange decreased from US$13,3 billion in the fourth quarter of 2008 to US$12,5 billion in the first quarter of 2009. However, the value of transactions in which non-resident parties participated increased from US$8,9 billion per day to US$9,0 billion over the same period. Although the broadly unchanged level of non-residents’ participation may indicate continued investor interest in domestic assets, the subdued level of the turnover in the foreign-exchange market is probably indicative of the general wariness and scarcity of liquidity in international markets.

Quarterly Bulletin June 2009	31

South African Reserve Bank

Monetary developments, interest rates and financial markets
Money supply
The deceleration in the pace of growth in the broadly defined money supply (M3) deepened in early 2009. Twelve-month growth in M3 decelerated from 14,8 per cent in December 2008 to 10,6 per cent in March 2009 and further to 8,5 per cent in April. On a quarter-to-quarter3 basis, M3 growth amounted to 4,1 per cent in the first quarter of 2009; down from 15,1 per cent in the fourth quarter of 2008.
Growth in M3
The persistent deceleration in monetary expansion was partly a reflection of the deteriorating growth in household and corporate income and expenditure, lower inflation, declining household wealth, and the prevailing tight credit conditions.
In the first quarter of 2009 receding growth in M3 was spread across all deposit categories, with the exception of other short- and medium-term deposits, which increased significantly. In contrast, long-term deposits contracted sharply following extraordinary high growth in earlier quarters. Over the same period, call and overnight deposits also contracted while growth in notes and coin moderated somewhat.
Maturity analysis of growth in M3
Per cent at quarter-to-quarter seasonally adjusted annualised rates

	2008			2009
	2nd qr	3rd qr	4th qr	1st qr

Notes and coin	13,2	4,4	16,3	13,8
Cheque and transmission deposits	6,7	-1,7	12,8	-4,2
Call and overnight deposits	-33,3	19,9	-3,6	-23,4
Other short- and medium-term deposits*	72,0	11,9	16,3	42,2
Long-term deposits**	9,7	55,5	44,0	-25,6
M3	20,4	15,4	15,1	4,1

*	Unexpired maturities of more than one day and up to six months, and savings deposits

**	Unexpired maturities of more than six months

3	The quarter-to-quarter growth rates referred to in this section are based on seasonally adjusted and annualised data.

32	Quarterly Bulletin June 2009

South African Reserve Bank

Both the household and corporate sectors contributed more or less equally to the overall increase of R13,1 billion in M3 deposits in the first quarter of 2009. Growth over twelve months in M3 deposit holdings of the corporate sector decelerated considerably from 13,7 per cent in December 2008 to 7,2 per cent in April 2009 as the current economic slowdown continued.
As was the case throughout 2008, banks’ claims on the private sector continued to be the most significant statistical counterpart of the increase in M3 in the first quarter of 2009. Growth in net claims on the government sector was subdued in the first quarter of 2009, partly on account of government bonds held by banks being redeemed.
Statistical counterparts of change in M3
R billions

	2008			2009
	2nd qr	3rd qr	4th qr	1st qr

Net foreign assets	-9,6	5,5	-14,5	7,6
Net claims on the government sector	14,8	13,4	17,3	5,6
Claims on the private sector	59,9	32,1	38,3	27,1
Net other assets and liabilities	17,2	-9,8	6,5	-27,2
Total change in M3	82,3	41,2	47,6	13,1
Measured as the ratio of nominal gross domestic product to M3, the income velocity of M3 decelerated to a new record low of 1,21 in the first quarter of 2009, as growth in nominal gross domestic product turned negative and was outpaced by growth in M3.
Credit extension
Total loans and advances extended to the private sector continued to decelerate in the first quarter of 2009. The deceleration was partly a consequence of the decline in income and deteriorating outlook for economic activity, restrictive credit conditions
Total loans and advances to the private sector

Quarterly Bulletin June 2009	33

South African Reserve Bank

and the cumulative effect of the tighter monetary policy stance introduced since 2006. Growth over twelve months in total loans and advances extended to the private sector decelerated from 14,0 per cent in December 2008 to 7,3 per cent in March 2009, and further to 6,3 per cent in April. The annualised quarterly growth fell from 6,2 per cent in the final quarter of 2008 to a mere 0,1 per cent in the first quarter of 2009 — the lowest rate since the first quarter of 1966, when this rate was negative. Adjusted for inflation, loans and advances contracted significantly in the latest two quarters.
With the exception of mortgage advances, all the other main credit categories contracted in the first quarter of 2009. Mortgage advances, which comprise about 52 per cent of total loans and advances, continued to rise, but their twelve-month growth rate decelerated from 13,2 per cent in December 2008 to 11,3 per cent in March 2009 and further to 10,6 per cent in April as stricter lending criteria and higher deposit requirements by the banking sector continued to dampen mortgage business, especially residential mortgages.
Quarterly changes in banks’ total loans and advances by type
R billions

	4th qr 2008	1st qr 2009

Mortgage advances	25,2	14,5
Instalment sale credit and leasing finance	0,2	-3,7
Other loans and advances	-10,9	-0,8
Overdrafts	-12,6	2,2
Credit card advances	-0,6	-0,2
General advances	2,3	-2,8
Total loans and advances	14,5	9,9
Of which: To household sector	15,0	11,6
To corporate sector	-0,5	-1,7
Within mortgage advances, growth over twelve months in commercial advances maintained its firm trend established since the beginning of 2008 and stood at 21,1 per cent in April. The share of this credit category in total mortgage advances amounted to 21,7 per cent in the first quarter of 2009.
Mortgage advances

34	Quarterly Bulletin June 2009

South African Reserve Bank

Twelve-month growth in instalment sale and leasing finance slowed noticeably and registered a negative growth rate of 0,2 per cent in April 2009; largely reflecting the slump in sales of motor vehicles and other durable goods.
Loans and advances to the private sector by type of credit
Other loans and advances contracted for the second consecutive quarter following a prolonged period of robust growth and bank reintermediation by the corporate sector. Twelve-month growth in other loans and advances decelerated from 17,9 per cent in December 2008 to 3,9 per cent in March 2009 and further to 2,8 per cent in April. The trend was reflective of the fact that the corporate sector has scaled down and, in some instances, put on hold planned fixed-investment expenditure projects.
Credit demand by both the household and the corporate sectors continued to be negatively affected by deteriorating economic conditions and relatively tighter credit conditions with increasing feed-back effects now at play. Overall, an amount of R10,0 billion in total loans and advances was extended to the private sector in the first quarter of 2009 — R11,7 billion was extended to the household sector, while advances to the corporate sector decreased by R1,7 billion.
Interest rates and yields
Since the monetary policy easing started in December 2008, the Monetary Policy Committee (MPC) has reduced the repurchase (repo) rate by a cumulative total of 450 basis points. Following a 50 basis point reduction in December 2008, the MPC reduced the repurchase rate by 100 basis points at each of its four meetings that have taken place so far in 2009, to bring the rate to 7,50 per cent at the end of May. The improved medium-term outlook for inflation was a key motivation underlying the decisions taken during recent MPC meetings. In addition, the frequency of the meetings in 2009 changed from bimonthly to monthly, excluding July 2009, in order to monitor and respond appropriately to the rapidly changing economic environment. The MPC statements discussing developments underlying recent monetary policy decisions are reproduced in full elsewhere in this Bulletin.
Consistent with the easing of monetary policy, other money-market interest rates declined substantially during the first five months of 2009. The three-month Johannesburg Interbank Agreed Rate (Jibar), for instance, declined by a total of

Quarterly Bulletin June 2009	35

South African Reserve Bank

425 basis points from 11,43 per cent on 2 January 2009 to 7,18 per cent on 29 May. Similarly, the 91-day Treasury bill rate declined by 373 basis points to 7,06 per cent over the same period. On 13 February 2009 the government increased its range of short-term borrowing instruments by issuing a new Treasury bill with a maturity of one year. At its inception, the rate on this 1-year Treasury bill stood at 7,41 per cent; this rate subsequently declined to 6,59 per cent on 29 May.
Money-market rates
Forward rate agreements (FRAs) generally trended lower during the first five months of 2009 amid heightened market expectations of further repurchase rate reductions. The 3x6-month FRA rate, for instance, initially increased from 7,12 per cent on 24 February 2009 to 7,61 per cent on 17 March, aligned with unfavourable domestic exchange rate developments. The FRA rate then declined to 7,11 per cent on 19 March and further to 6,79 per cent on 29 May.
From January to May 2009 the South African Benchmark Overnight Rate on Deposits (Sabor) remained fairly stable and well within the standing facility limits. The rate declined from 11,41 per cent on 2 January 2009 to 7,35 per cent on 29 May, consistent with the
Benchmark overnight rates

36	Quarterly Bulletin June 2009

South African Reserve Bank

adjustment to the monetary policy stance. During the first five months of 2009, the heightened volatility displayed by the implied rate on one-day rand funding in the foreign-exchange swap market (overnight FX rate) since October 2008 gradually subsided as calm returned in the foreign-exchange markets.
Both the prime overdraft rate and the predominant rate on mortgage loans of the private-sector banks declined to 11,0 per cent in May 2009 in response to the reduction in the repurchase rate.
On 29 May 2009, most of the prescribed interest rates as stipulated in the National Credit Act decreased as indicated in the following table:
National Credit Act maximum interest rates: Changes on 29 May 2009

	Maximum rate per annum
	From 4 to	From
	28 May 2009	29 May 2009
Category	Per cent	Per cent

Mortgage agreements	23,7	21,5
Credit facilities	28,7	26,5
Unsecured credit transactions	38,7	36,5
Developmental credit agreements
For the development of a small business	38,7	36,5
For low-income housing (unsecured)	38,7	36,5
Short-term credit transactions	60,0	60,0
Other credit agreements	28,7	26,5
Incidental credit agreements	24,0	24,0
Similarly, on 5 June 2009 the maximum annual finance charge rates on money loans, credit and leasing transactions — as determined by the Usury Act — declined by one percentage point to 21,0 per cent for amounts below R10 000 and to 18,0 per cent for amounts above R10 000, but not exceeding R500 000.
Interest rates on RSA fixed-rate and inflation-linked retail bonds
Per cent

	2-year	3-year	5-year
	bond	bond	bond

Effective from
Fixed rate:
1 Dec 2008	10,00	10,25	10,75
1 Jan 2009	9,75	10,00	10,50
1 Mar 2009	9,50	9,75	10,25
1 Jun 2009	9,00	9,25	9,75

	3-year	5-year	10-year
	bond	bond	bond

Inflation linked:
1 Dec 2008	2,50	2,75	3,00
1 Jun 2009	2,25	2,50	2,75

Quarterly Bulletin June 2009	37

South African Reserve Bank

Interest rates on the RSA government fixed-rate and inflation-linked retail bonds are priced off the government bond yield curves on a monthly and semi-annual basis respectively. The table on page 37 depicts how rates on fixed-rate and inflation-linked bonds have changed since December 2008.
From a recent low of 7,04 per cent on 18 December 2008, the daily average yield on the R157 government bond (maturing in 2015) fluctuated higher to 8,29 per cent on 3 June 2009. This was as the notable increase in the supply of government bonds, higher-than-expected actual inflation, and an increase in the oil price counteracted the positive effect of the prevailing interest rate-easing cycle since December 2008 as well as the recent appreciation in the exchange value of the rand. Simultaneously, the daily closing yield on the US government’s dollar-denominated 10-year bond increased from 2,06 per cent on 30 December 2008 to 3,54 per cent on 3 June 2009. The spread between the South African R157 government bond yield and the US government 10-year bond yield narrowed marginally from 496 basis points on 18 December 2008 to 475 basis points on 3 June 2009.
Bond yields and the exchange rate
From December 2008, the zero-to-two-year maturity range of the yield curve declined significantly in response to decreases in the repurchase rate and to expectations of further declines, while the medium to long end recorded an increase. Consequently, the yield gap — measured as the difference between the yields at the extreme long and short ends of the curve — narrowed distinctly from a negative 520 basis points on 18 December 2008 to a positive 95 basis points on 3 June 2009. The yield gap turned positive on 27 May 2009 for the first time since 12 October 2006.
From the beginning of February 2009, an upward trajectory became evident in the break-even inflation rate following the release of higher-than-expected actual inflation and movements in the exchange value of the rand. The break-even inflation rate in the four-year maturity range fluctuated higher from 3,88 per cent on 10 February 2009 to 5,97 per cent on 3 June 2009, as nominal yields on conventional government bonds increased while real yields on inflation-linked government bonds recorded significant declines. National Treasury announced that the inflation-linked bond calculations would henceforth be based on the new headline CPI for all urban areas; previously this was based on the headline CPI for metropolitan areas only.

38	Quarterly Bulletin June 2009

South African Reserve Bank

The currency risk premium4 on South African government bonds widened from 14 basis points in February 2009 to 131 basis points in May. This was on account of an overall increase in the yield on domestic rand-denominated bonds, while the corresponding yield on dollar-denominated bonds declined.
Investors’ risk assessment of emerging markets’ financial assets improved as inferred from the JP Morgan Emerging Markets Bond Index Plus (EMBI+)5 spread which narrowed from a high of 718 basis points in November 2008 to 460 basis points in May 2009. Similarly, the sovereign risk premium on South African government US dollar-denominated bonds in the five-year maturity range trading in international markets narrowed significantly from an average of 720 basis points in November 2008 to 337 basis points in May 2009.
Money market
During the first quarter of 2009 and the ensuing two months to May, the daily liquidity requirement of private-sector banks varied within a broad range of between R8,0 billion and R13,0 billion. The liquidity provided by the Bank at the weekly main refinancing tender averaged R10,3 billion during the period under review, with a low of R9,7 billion registered during February and a high of R11,6 billion registered in March 2009. No liquidity disruptions have been experienced in the South African money market.
Liquidity requirement, range and amount allotted
In addition to utilising their cash reserve accounts with the Bank to square off their end-of-day liquidity positions, private banks occasionally employed standing facilities and supplementary repurchase transactions to accommodate daily liquidity fluctuations.
During the first quarter of 2009, a decrease in notes and coin in circulation injected liquidity to the value of R3,7 billion into the money market. Furthermore, the purchases of foreign exchange by the Bank added R1,7 billion to the money market.

4	Measured as the differential between South African government bond yields on rand-denominated debt in the six-year maturity range issued in the domestic market and South African dollar-denominated debt in the eight-year maturity range issued in the US market.

5	EMBI+ measures total returns on US dollar-denominated debt instruments of emerging markets.

Quarterly Bulletin June 2009	39

South African Reserve Bank

This easing in liquidity conditions was mainly offset by the net issuance of South African Reserve Bank (SARB) debentures and reverse repurchase transactions to the value of R8,7 billion overall, which drained liquidity from the money market during the quarter concerned.
Factors influencing money-market liquidity
Redemption and coupon interest payments on various government bonds to the value of R32,6 billion were effected from the government tax and loan account during the first quarter of 2009. Of this amount R18,7 billion was for the redemption of the R196 — the last tranche of the R194 government bond.
Government deposits in tax and loan accounts

40	Quarterly Bulletin June 2009

South African Reserve Bank

Bond market
Public-sector borrowers’ demand for funds in the domestic primary bond market continued to increase in 2009. Net issuance of bonds by public corporations of R17,0 billion in the first five months of 2009 was already more than the R13,5 billion raised in 2008 as a whole. Together with the increased net issuance of R12,6 billion by central government and the R0,5 billion raised by local governments, total net issues of fixed-interest securities by the public sector amounted to R30,1 billion in the first five months of 2009, compared with net issues of R27,2 billion in the full year 2008. By contrast, bond issuance by private-sector companies in 2009 continued to wane, as net issues of only R0,3 billion, recorded over the same period, brought the outstanding nominal value of private-sector loan stock listed on the Bond Exchange of South Africa Limited (BESA) to R215,3 billion at the end of May 2009.
Public- and private-sector funding in the bond market
Funding through the issuance of commercial paper was increasingly utilised by non-bank corporations; both private and public. At the end of 2007, commercial paper issued by non-bank corporations accounted for only 5 per cent of the total commercial paper in issue. This increased to 40 per cent at the end of May 2009. Total commercial paper in issue, however, declined by R8,7 billion in the first five months of 2009. The total outstanding nominal value of all debt listed on BESA increased by R21,7 billion over the same period, bringing the total outstanding nominal amount to R842,4 billion.
After an absence of two years, the National Treasury re-entered the international bond market in May 2009 to help finance the budgeted fiscal deficit. A total of R12,3 billion was raised through the issuance of a US$1,5 billion ten-year bond with a coupon rate of 6,875 per cent at a spread of 375 basis points over equivalent US Treasuries. At the same time, the National Treasury repaid R5,2 billion in May 2009 to investors, redeeming the US dollar-denominated bond with a coupon rate of 9,125 per cent.
Participation in rand-denominated bonds in the European bond markets remained subdued in 2009. Although bonds amounting to R479 million were issued in March and May 2009 — the first issuance since August 2008 — redemptions for the first five months of 2009 amounted to R4,6 billion, compared with net issues of R8,0 billion recorded in the corresponding period of 2008. Issuance of rand-denominated bonds in the

Quarterly Bulletin June 2009	41

South African Reserve Bank

Japanese Uridashi bond market by non-residents continued actively in 2009, but more subdued net issues of R6,0 billion in the first five months of 2009 were 58 per cent less than the net issues of R14,1 billion recorded in the same period of 2008.
Turnover in the domestic secondary bond market remained subdued in the first five months of 2009 on account of lower trading volumes and bond prices. The value of turnover on BESA reached a monthly low of R1,0 trillion in April 2009, contributing towards turnover of R6,6 trillion in the first five months of 2009, some 20 per cent lower than the value traded in the corresponding period of 2008. The daily average value traded declined markedly from R84,6 billion in 2008 to R63,6 billion in the five months to May 2009.
Turnover in the bond market
Amid volatile financial markets, non-resident investors sold South African bonds as they re-balanced and re-evaluated portfolios. This resulted in net sales of R26,2 billion in the fourth quarter of 2008 and R10,4 billion in the first quarter of 2009. Some interest in domestic debt securities was, however, reflected by net purchases in both April and May 2009 to a total amount of R2,8 billion as domestic bond yields increased somewhat. In the first five months of 2009, non-residents’ cumulative net sales of bonds amounted to R7,7 billion, compared with net sales of R2,5 billion in the same period of 2008. Non-residents’ activity in the bond market, measured by their purchases and sales as a percentage of total purchases and sales, declined to 11 per cent in the first five months of 2009, compared with an average of 13 per cent in 2008.
Share market
Weaker global economic growth and volatile share markets were reflected in the amount of funding obtained in the domestic and international primary share markets by companies listed on the JSE. The total value of equity capital raised amounted to R30,1 billion in the first four months of 2009 — 3 per cent less than the amount raised in the corresponding period of 2008. Dual-listed companies contributed the bulk of the

42	Quarterly Bulletin June 2009

South African Reserve Bank

total amount raised in the first four months of 2009. The industrial sector accounted for 43 per cent of the total amount raised thus far in 2009, while the financial sector accounted for 31 per cent and the resources sector for 19 per cent.
In the first four months of 2009 only 3 new listings and 12 delistings were recorded on the JSE, compared with 9 new listings and 6 delistings over the corresponding period of 2008. The total number of companies listed on all the boards of the JSE amounted to 416 at the end of April 2009: 325 companies on the main board, 78 companies on AltX and 13 companies on the development and venture capital boards.
In the secondary share market participants remained cautious with the value of turnover amounting to R1,1 trillion in the first five months of 2009, some 22 per cent lower than that recorded in the corresponding period of 2008. Lower share prices underpinned this decline, since the number of shares changing hands rose by 5 per cent over the same period.
In the five months to May 2009 some R0,6 billion of the total turnover was recorded on AltX. This was 75 per cent less than the R2,5 billion traded in the corresponding period of 2008. The average daily total turnover increased from R8,1 billion in December 2008 to R10,9 billion in May 2009. In the first five months of 2009 the daily average turnover amounted to R10,1 billion, compared with R12,4 billion in 2008.
The total market capitalisation of the JSE decreased from a record high of R6,3 trillion in May 2008 to R4,0 trillion in February 2009, before increasing to R4,9 trillion in May. Nearly half of this market capitalisation was contributed by the ten largest companies which dominated trade and are within the resources sector. The combined market capitalisation of all the companies listed on AltX also declined from a record high of R20,0 billion in November 2008 to R14,5 billion in May 2009. Total market liquidity, measured by the annualised turnover as a percentage of market capitalisation, declined from a high of 94 per cent in October 2008 to 56 per cent in May 2009.
After recording substantial net sales of shares for the most part of 2008, non-residents’ interest in shares listed on the JSE was rekindled in early 2009. The renewed interest in domestic shares was in tandem with some easing in global risk aversion and a slight
Net purchases of shares and bonds by non-residents

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South African Reserve Bank

recovery in global equity markets. Following record-high net sales of shares amounting to R33,4 billion in the fourth quarter of 2008, non-residents reverted to net purchases of R18,5 billion in the first quarter of 2009, of which R14,7 billion was recorded in March alone. The first-quarter value represented the highest net purchases since the R18,9 billion recorded in the third quarter of 2007.
Thus far in 2009 non-residents’ cumulative net purchases of shares amounted to R26,7 billion, compared with net sales of R6,7 billion in the corresponding period of 2008. Non-residents’ participation in the share market averaged 19 per cent in the first five months of both 2008 and 2009, lower than the 21 per cent recorded in the same period of 2007.
In the environment of somewhat stronger international equity markets, the FTSE/JSE All-Share Price Index (Alsi) displayed some improvement in 2009. The Alsi increased by 29 per cent to 3 June 2009 from its recent low on 20 November 2008, amid equity market volatility emanating from uncertain global economic conditions. The upward trend in the Alsi was, among other things, supported by higher commodity prices, declining interest rates and increased expectations of further reductions in the repurchase rate during 2009. All major sectors in the share market showed improvements, with the resources sector increasing significantly by 57 per cent from 20 November 2008 to 3 June 2009, followed by the industrial sector which increased by 17 per cent and the financial sector which gained 6 per cent over the same period.
Amplified by the recent appreciation in the exchange value of the rand, the Alsi of the JSE, in US dollar terms, increased by 71 per cent from 20 November 2008 to 3 June 2009 and outperformed the Standard & Poor’s (S&P) 500 composite index, which rose by 24 per cent over the same period. These increases in share prices occurred as the international financial sector found renewed support in monetary and fiscal stimulation; governments’ plans to buy troubled assets which would enhance banking institutions’ capital-adequacy positions and instances of improved corporate earnings.
Share prices

44	Quarterly Bulletin June 2009

South African Reserve Bank

The historical dividend yield on all classes of shares more than doubled from 2,3 per cent in May 2008 to a high of 4,8 per cent in November, before decreasing to 3,7 per cent in May 2009. Similarly, the earnings yield on all classes of shares increased from 6,1 per cent in May 2008 to 11,8 per cent in November, before receding to 9,1 per cent in May 2009. Conversely, the price-earnings ratio of all classes of shares decreased from 16,3 in May 2008 to 8,5 in November, before increasing to 11,0 in May 2009. The recent levels of the price-earnings ratio are, however, still much lower than its ten-year average of 13,3.
Market for exchange-traded derivatives
Turnover in financial derivatives on the JSE waned in the first five months of 2009, alongside lower trading volumes, possibly as a result of the weaker underlying equity market. During the five months to May 2009, single-stock futures continued to dominate trading activity in this market and accounted for 68 per cent of the total number of contracts traded. However, in value terms, equity index products accounted for 92 per cent of total trade over the same period.
Trading activity in agricultural commodities futures and options was more subdued in the first five months of 2009, alongside declining monthly average prices of agricultural commodities. This was prompted by lower international grain prices, the appreciation in the exchange value of the rand and favourable weather conditions. Grain prices receded despite the reduced production crop estimates released by the local Crop Estimates Committee and the United States Department of Agriculture in the World Agricultural Supply and Demand Estimates and Prospective Plantings report.
Trading activity on Yield-X remained buoyant in the first five months of 2009, with the total number of 2,7 million contracts traded exceeding trade in the corresponding period of 2008 by 199 per cent. Currency futures and options continued to perform well, and accounted for 90 per cent of the total number of contracts traded in the first five months of 2009, alongside continued volatility in global currency markets. Pound/rand options contracts were issued for the first time in April 2009. Among the currency futures and options contracts, US dollar/rand contracts remained the most traded and represented 87 per cent of total currency contracts traded in the first five months of 2009. Trade in interest rate futures and options dwindled, probably in line with expectations of a decrease in the repurchase rate. Currency futures and options traded accounted for 35 per cent of the total value, while interest rate futures and options accounted for 42 per cent in the first five months of 2009.
The number of warrants listed declined in April 2009 to its lowest level since July 2000; contributing to lower trading values alongside the volatility in the underlying share market. Turnover in all derivatives traded on the JSE for the first five months of 2009 is indicated in the accompanying table.
Derivatives turnover on the JSE, January to May 2009

	Value	Change over one year
	R billions	Per cent

Financial futures and options on futures	1 090	-48
Warrants	1	-9
Agricultural commodity futures and options	91	-35
Interest rate derivatives	62	69

Quarterly Bulletin June 2009	45

South African Reserve Bank

Real-estate market
The decline in house prices in 2009 was, among other things, a result of the tight lending criteria applied by banks, a significant oversupply of property on the market, and low demand due to the poor economic conditions impacting employment and income levels. Although the actual decline in house prices differs among the three indices because of the various methodologies used, these indices indicate that housing activity has continued to weaken despite the lowering of the repo rate since December 2008.
The year-on-year rate of change in the average price of residential property in the middle segment of the market, as measured by Absa, declined from 15,7 per cent in March 2007 to a negative 3,6 per cent in May 2009 — the highest rate of decline since August 1986. Similarly, the year-on-year rate of change in the average house price, as measured by First National Bank, declined from a recent high of 12,0 per cent in October 2007 to a negative 11,3 per cent in May 2009. Over the same period, the rate of change in the Standard Bank median house price declined on a year-on-year basis from 4,4 per cent to a negative 4,1 per cent. The decline in house prices coincided with a slowdown in mortgage advances to households.
The non-residential property market was also influenced by the economic slowdown but not to the same extent as the residential property market. Office vacancy rates for the major central business districts (CBDs) over the past year declined or remained broadly stable. Office rentals continued rising but decelerated or maintained their pace over the past year, except for Durban where rentals were influenced by the renovation of older buildings. The weakening demand for space was more evident in the industrial sector as growth in nominal rentals in most of the major CBDs slowed significantly over the past year alongside the slowdown in manufacturing and retail warehousing.
Non-residential vacancy and rental rates
Per cent

	1st qr 2008	1st qr 2009

Vacancy rates (as at end of quarter)
CBD office space*
Durban	15,9	14,7
Johannesburg	11,8	8,3
Cape Town	4,3	5,4
Pretoria	3,0	3,7
Rental rates (change over four quarters)
CBD A-grade offices (R/m2)*
Durban	0,0	36,4
Johannesburg	71,4	19,2
Cape Town	28,6	10,0
Pretoria	27,3	31,0
Industrial (R/m2 for 500 m2)**
Durban	25,9	1,6
Central Witwatersrand	26,6	7,6
Cape Town	22,9	3,5
Pretoria	3,2	15,0

*	Source: South African Property Owners’ Association

**	Source: Rode and Associates

46	Quarterly Bulletin June 2009

South African Reserve Bank

Non-bank financial intermediaries
The total assets of non-bank financial intermediaries6 declined for the fourth consecutive time in the first quarter of 2009, along with persistent volatility and lack of recovery in the underlying markets in which financial asset portfolios were held. Unfavourable financial market conditions led to a decline of 5 per cent in the total assets of these intermediaries from the fourth quarter of 2008 to the first quarter of 2009. A decline of 12 per cent was registered in the equity portfolio and in the fixed-interest securities portfolio the decline came to 4 per cent, while cash and deposit holdings increased by 4 per cent from the fourth quarter of 2008 to the first quarter of 2009. As a share of total assets, equity holdings fell to 41 per cent, while fixed-interest securities remained at 22 per cent, and cash and deposits increased to 22 per cent over the same period, as certain asset prices fell when investors disinvested from high-risk assets.
Total assets of selected non-bank financial institutions

6	Defined as private and public pension and provident funds, unit trusts and insurers.

Quarterly Bulletin June 2009	47

South African Reserve Bank

Public finance
Non-financial public-sector borrowing requirement7
The cash deficit of the non-financial public sector widened considerably in fiscal 2008/09, compared with the deficit recorded in the previous fiscal year. This significant increase in the deficit can mainly be attributed to a reversal from cash surpluses to deficits recorded by national government and provincial governments, while the deficit incurred by the non-financial public enterprises and corporations also widened somewhat. As a ratio of gross domestic product, the non-financial public-sector borrowing requirement amounted to 2,6 per cent in fiscal 2008/09, compared with a borrowing requirement of 0,3 per cent a year earlier. The ratio recorded in fiscal 2008/09 was lower than the revised ratio of 3,9 per cent estimated in the February 2009 Budget Review.
Non-financial public-sector borrowing requirement
Financial activities of the various levels of the non-financial public sector are summarised in the accompanying table.
Non-financial public-sector borrowing requirement
R billions

Level of government	2007/08*	2008/09*

National government	-16,6	22,0
Extra-budgetary institutions	-7,0	-5,1
Social security funds	-8,3	-8,6
Provincial governments	-0,3	8,7
Local governments	14,0	11,6
Non-financial public enterprises and corporations	24,5	31,2
Total**	6,3	59,9
As a percentage of gross domestic product	0,3	2,6

*	Deficit + surplus –

**	Components may not add up to the totals due to rounding

7	Calculated as the cash deficit/surplus of the consolidated central government, provincial and local governments and the non-financial public enterprises and corporations.

48	Quarterly Bulletin June 2009

South African Reserve Bank

The non-financial public enterprises and corporations recorded a cash deficit of R31,2 billion in fiscal 2008/09, compared with a cash deficit of R24,5 billion recorded in fiscal 2007/08. Net investment in non-financial assets by the major non-financial public enterprises and corporations amounted to R76,5 billion in fiscal 2008/09, which represents a considerable increase of 26,8 per cent compared with the previous fiscal year. Eskom received the first tranche of a subordinated loan from National Treasury, starting with R5,0 billion in December 2008, followed by R5,0 billion in March 2009. Furthermore, various other national departments transferred another R16,2 billion as subsidies to public enterprises and corporations, and to private enterprises for infrastructure development.
Net investment in non-financial assets by public-sector enterprises

Fiscal years

*	Budget Review 2009
An analysis of national government finance statistics indicates that cash receipts from operating activities amounted to R639 billion in fiscal 2008/09, an increase of 9,3 per cent compared with the previous fiscal year. Cash payments for operating activities increased by 16,4 per cent year-on-year and totalled R652 billion. Net cash flow from operating activities, together with net investment in non-financial assets, resulted in a cash deficit of R22,0 billion during the period under review, in stark contrast with a cash surplus of R16,6 billion recorded in fiscal 2007/08. The deficit resulted from higher cash payments for operating activities as government stepped up transfers and subsidies for social spending and infrastructure development.
The Provincial Revenue Fund Statements indicated that provincial governments recorded a cash deficit of R0,4 billion in the January–March quarter of 2009, compared with a cash deficit of R6,4 billion recorded in the same period a year earlier. This brought the cash deficit to R8,7 billion for fiscal 2008/09 as a whole, in contrast with a cash surplus of R0,3 billion recorded in fiscal 2007/08. The deficit resulted from rising expenditure on health, partly owing to the implementation of the occupation-specific dispensation for nurses, combined with increased personnel costs in the education sector and spending on the Gautrain Rapid Rail Link project. This deficit was financed by provincial governments’ cash reserves.

Quarterly Bulletin June 2009	49

South African Reserve Bank

Grants from national government remained the main source of provincial governments’ cash receipts and amounted to R245,3 billion in fiscal 2008/09, or 19,7 per cent more than in the previous fiscal year. Cash payments for operating activities amounted to R238,6 billion in fiscal 2008/09, representing a year-on-year rate of increase of 24,3 per cent. Net investment in non-financial assets amounted to R24,3 billion, which was 13,9 per cent more than a year earlier.
The financial activities of provincial governments resulted in a decrease in deposits with private-sector banks from R8,4 billion at the end of March 2008 to R6,5 billion at the end of March 2009, while overall indebtedness to banks increased from R0,4 billion to R1,7 billion over the same period.
Extra-budgetary institutions recorded a cash surplus of R5,1 billion in fiscal 2008/09, lower than the cash surplus of R7,0 billion recorded in fiscal 2007/08. Preliminary indications show that the financial position of social security funds improved slightly in fiscal 2008/09, with these funds recording a cash surplus of R8,6 billion compared with a cash surplus of R8,3 billion a year earlier. Nevertheless, owing to rising unemployment, the number of beneficiaries claiming from the Unemployment Insurance Fund (UIF) increased from 99 000 on 1 March 2008 to 129 000 on 1 March 2009. This brought about an increase of 23,1 per cent in social benefits paid by the UIF in fiscal 2008/09 compared with the previous fiscal year.
Preliminary estimates indicated that local governments recorded a cash deficit of R11,6 billion in fiscal 2008/09. This was less than the cash shortfall recorded in the previous fiscal year. The estimated cash deficit for fiscal 2008/09 was well below the revised budgeted cash deficit of R16,4 billion as indicated in the Budget Review 2009. The improvement in the cash deficit can be attributed to a considerable increase in equitable share and conditional grants from national and provincial governments. This resulted in a year-on-year growth rate of 16,2 per cent in cash receipts, which outpaced the increase in the growth rate of expenditure. Accordingly, these transfers were intended to supplement municipalities’ own revenue in order to achieve universal access to basic services, alongside infrastructure-related spending by municipalities. Net investment in non-financial assets in fiscal 2008/09 amounted to R39,3 billion, representing a year-on-year rate of increase of 14,2 per cent.
Budget comparable analysis of national government finance
Unaudited data indicated that national government expenditure totalled R636 billion in fiscal 2008/09. The preliminary outcome was R24,6 billion more than the original budgetary provision envisaged in the Budget Review 2008 and R1,7 billion more than the revised estimate presented to Parliament by the Minister of Finance in February 2009. This resulted in a year-on-year rate of increase in national government expenditure of 17,4 per cent in fiscal 2008/09, higher than both the original budgetary provision and the growth rate recorded in fiscal 2007/08.
Strong growth in national government spending was underpinned by increased voted expenditure, mainly transfers and subsidies earmarked for social spending and infrastructure development. Interest paid on national government debt increased by 2,8 per cent compared with the previous fiscal year. Government issued more Treasury bills and government bonds to finance the larger deficit as expenditure exceeded revenue by a sizeable margin. During April 2008–March 2009, equitable share transfers to provinces were in line with revised budget projections.

50	Quarterly Bulletin June 2009

South African Reserve Bank

National government expenditure

Fiscal years

*	Budget Review 2008

**	Budget Review 2009
As a ratio of gross domestic product, national government expenditure amounted to 27,4 per cent in fiscal 2008/09, higher than the ratio of 26,2 per cent recorded in the preceding fiscal year.
After taking into account cash-flow adjustments,8 national government cash-flow expenditure amounted to R633 billion in fiscal 2008/09 — 17,3 per cent more than in the previous fiscal year. Surrenders to the National Revenue Fund and revaluation cost on inflation-linked bonds mainly contributed to the difference between cash-book and cash-flow expenditure.
National government revenue in fiscal 2008/09 totalled R608 billion, or 8,7 per cent more than in the previous fiscal year, but were below budgeted projections. Solid collections from taxes on income, profits and capital gains underpinned the growth in revenue.
Tax revenue of national government by main category

Fiscal years

*	Including tax on capital gains

8	Transactions arising from timing differences between the recording of transactions and bank clearances, and late departmental requests for funds.

Quarterly Bulletin June 2009	51

South African Reserve Bank

Owing to time lags between realised company profits and the associated corporate income tax payments, corporate income tax showed some resilience despite the current weaker economic conditions and exceeded the revised Budget Review 2009 projections. Furthermore, while production volumes weakened, nominal income levels were supported by lower inflation and the weakening of the external value of the rand towards the end of 2008. Receipts from personal income taxes were below the February 2009 estimate due to job losses and lower bonuses paid out. Taxes on property declined considerably on account of a contraction in real-estate market activity. Value-added tax collections, the main component of domestic taxes on goods and services, were marginally lower than revised budget projections, reflective of a moderation in domestic demand. Due to subdued international trading conditions, proceeds from taxes on international trade and transactions contracted markedly, with revenue from customs duties recording a decrease.
National government revenue in fiscal 2008/09

	Originally budgeted		Actual
	Full year		Full year
		Percentage		Percentage
Revenue source	R billions	change*	R billions	change*

Taxes on income, profits and capital gains	369,8	11,4	383,5	15,5
Payroll taxes	7,5	18,9	7,3	15,7
Taxes on property	14,2	19,6	9,5	-20,3
Domestic taxes on goods and services	218,4	12,2	200,9	3,3
Taxes on international trade and transactions	31,5	16,2	23,1	-14,6
Other revenue	12,9	3,0	12,9	2,8
Less: SACU** payments	28,9	17,0	28,9	17,0
Total revenue	625,4	11,7	608,3	8,7

*	Fiscal 2007/08 to fiscal 2008/09

**	Southern African Customs Union
After taking into account cash-flow adjustments, national government cash-flow revenue in fiscal 2008/09 amounted to R610 billion, representing a year-on-year rate of increase of 9,4 per cent.
The net result of national government revenue and expenditure was a cash-book deficit before borrowing and debt repayment of R27,3 billion in fiscal 2008/09. This outcome was in stark contrast to a cash-book surplus of R18,3 billion recorded in the previous fiscal year.
Adjusting the cash-book values to reflect actual cash flows resulted in a broadly similar picture. National government recorded a cash-flow deficit before borrowing and debt repayment of R23,0 billion in fiscal 2008/09, in contrast with a cash-flow surplus of R18,0 billion in the previous fiscal year. After taking into account extraordinary transactions and the cost on revaluation of foreign debt at redemption, the net borrowing requirement amounted to R26,7 billion in fiscal 2008/09, a turnaround from the surplus of R18,6 billion recorded in the previous fiscal year. The lion’s share of extraordinary payments went towards the cost of premiums on domestic debt liability management transactions to the amount of R3,9 billion. Extraordinary receipts included proceeds from the Agricultural Debt Account Surrender of R0,7 billion, the liquidation of Diabo Share Trust of R0,4 billion and special restructuring proceeds from the South African Special Risk Insurance Association (SASRIA) of R2,1 billion.

52	Quarterly Bulletin June 2009

South African Reserve Bank

As indicated in the accompanying table, the net borrowing requirement was financed through the issuance of debt instruments in the domestic bond and Treasury bill markets. Owing to the depth and breadth of South Africa’s capital market, most of the borrowing requirement was financed domestically. On 28 February 2009 government redeemed the R196 and R196P bonds to the value of about R18,7 billion. This brought the net issue of domestic government bonds to R23,3 billion during fiscal 2008/09.
National government financing
R billions

	Originally	Revised
	budgeted[1]	estimate[2]	Actual		Actual
Item or instrument	2008/09	2008/09	2008/09		2007/08

Budget balance[3]	-14,3	22,8	23,0	[4]	-18,0	[4]
Plus: Extraordinary payments	0,0	5,2	4,3		0,8
Cost on revaluation of foreign debt at redemption	1,8	2,7	2,7		1,2
Less: Extraordinary receipts	0,3	8,1	3,3		2,6
Net borrowing requirement[3]	-12,7	22,6	26,7		-18,6
Treasury bills	5,8	13,2	12,2		5,7
Domestic government bonds	5,9	20,7	23,3		-2,3
Foreign bonds and loans	-1,7	-1,3	-1,3		-3,5
Change in available cash balances[5]	-22,7	-10,0	-7,5		-18,5
Total net financing	-12,7	22,6	26,7		-18,6

1	Budget Review 2008

2	Budget Review 2009

3	Deficit + surplus –

4	Cash-flow deficit/surplus

5	Increase – decrease +
In 2008/09 the issuance of Treasury bills was concentrated in bills with a maturity of 91 days. On 13 February 2009, the National Treasury introduced Treasury bills with a maturity of 364 days to add an additional maturity reference point on the yield curve and further diversifying the maturities of current bills. Up to the end of March 2009, R0,6 billion was sourced from the issuance of these instruments.
Domestic short-term funding was obtained at an average rate of 11,1 per cent per annum, while domestic long-term instruments were sold at an average rate of 9,2 per cent per annum.
In fiscal 2008/09 a successful bond-switch programme was introduced involving short-term bonds with a nominal value of R70,4 billion being switched to long-term bonds, thus reducing funding risk. This led to the average outstanding maturity of national government’s domestic marketable bonds increasing from 104 months at the end of March 2008 to 123 months at the end of March 2009. Most of the R153 bonds which mature in tranches over the next three years were switched, with further switches anticipated before August 2009.
On 20 March 2009 National Treasury released a press statement regarding the impact on inflation-linked Government Bonds of the rebasing and reweighting of the CPI as announced by Stats SA. Applying the new rebasing method, the inflation-linked bonds would be calculated in such a way that the capital value of the bonds would remain the same before and after the indices had been rebased.

Quarterly Bulletin June 2009	53

South African Reserve Bank

During fiscal 2008/09 government raised R3,1 billion from the export credit facility for the Strategic Defence Procurement Programme, bringing the total funding acquired from this source to R30,2 billion since the inception of the programme in 2000/01.
National government recorded net redemptions of bonds and loans issued in the foreign capital markets to the value of R1,3 billion in 2008/09, lower than the R3,5 billion recorded in the previous fiscal year. The average outstanding maturity of foreign marketable bonds of national government decreased from 81 months to 77 months between March 2008 and March 2009.
Funding activities of the national government increased government’s cash balances by R7,5 billion during fiscal 2008/09, bringing the level of these balances to R101,3 billion at the end of March 2009. National government’s deposits with the Bank increased by R6,8 billion and amounted to R70,1 billion at the end of March 2009. Over the same period, deposits with the commercial banks only increased by R0,6 billion, bringing the balance to R31,3 billion at the end of March 2009.
Domestic debt as a proportion of total loan debt increased slightly from 83,2 per cent at the end of March 2008 to 84,2 per cent at the end of March 2009. During the period under review, the higher net issues of domestic bonds and loans contributed to this increase in domestic debt. At the same time, foreign debt as a proportion of total loan debt decreased slightly from 16,8 per cent to 15,8 per cent between these respective dates.
However, foreign debt as a component of total loan debt increased by R1,1 billion in the fiscal year to R97,3 billion at the end of March 2009. This increase could mainly be attributed to revaluation effects arising from the weakening exchange value of the rand.
Total loan debt of national government increased from R572 billion at the end of March 2008 to R616 billion at the end of March 2009. National government total loan debt as a ratio of gross domestic product decreased from 27,6 per cent at the end of March 2008 to 26,6 per cent at the end of March 2009.
National government finance in fiscal 2009/10
National government expenditure and revenue in the first month of fiscal 2009/10 resulted in a cash-book deficit of R37,4 billion — R23,5 billion more than in the same period of the previous fiscal year.
National government finances in fiscal 2009/10
R billions

	Originally budgeted	Actual
	Full year	April 2009

Revenue	643,0	24,3
Expenditure	738,6	61,7
Budget deficit	95,6	37,4

54	Quarterly Bulletin June 2009

South African Reserve Bank

Statement of the Monetary Policy Committee
24 March 2009
Issued by Mr T T Mboweni, Governor of the South African Reserve Bank, at a meeting of the Monetary Policy Committee (MPC) in Pretoria
Introduction
The global economy has continued to weaken significantly in recent months as a result of the turmoil in the financial markets. There is growing uncertainty regarding the depth and duration of the economic slowdown. The South African economy has not escaped the impact of these developments, and domestic production has contracted as a result of weak domestic demand and a significant decline in export demand. Against this backdrop of widening domestic and global output gaps, the balance of risks to the inflation outlook has changed somewhat.
Recent developments in inflation
Inflation as measured by the reweighted and reconstituted consumer price index (CPI) for all urban areas (which is the new target measure) measured 8,1 per cent in January 2009. Food and non-alcoholic beverages prices, which increased at year-on-year rates of 15,7 per cent in January, contributed 2,4 percentage points to total inflation. The housing and utilities category contributed 2,1 percentage points, and together with food accounted for more than half of the measured inflation increase. The transport component had a minimal impact on the overall CPI as a result of the 20,3 per cent reduction in petrol prices during January. Producer price inflation, which reached 19,1 per cent in August 2008, continued its downward trend, measuring 9,2 per cent in January 2009. Despite the depreciation of the rand during 2008, producer prices of imported goods declined at a year-on-year rate of 5 per cent in January.
The outlook for inflation
The most recent central forecast of the Bank shows a near-term deterioration in the inflation outlook, but a more favourable trend is forecast for the medium term, which is the relevant time frame for monetary policy. Consumer price inflation is expected to average 8,1 per cent in the first quarter of 2009 and then to decline to below 6 per cent in the third quarter of the year. As a result of technical base effects, inflation is then expected marginally to exceed the upper end of the inflation target range, before returning back to within the range in the second quarter of 2010 and to remain there until the end of the forecast period in the fourth quarter of 2010, when it is expected to average 5,3 per cent. The heightened levels of uncertainty and the rate of change of global developments make these forecasts subject to higher risk than is usually the case.
Expectations by analysts are similar to those of the Bank, with the Reuters consensus forecast showing a moderate upward revision of inflation in 2009 and a relatively unchanged forecast in 2010, when inflation is expected to average 5,5 per cent in the final quarter. Most forecasters expected inflation to have increased moderately in February 2009 before resuming its downward trend. Inflation expectations, as reflected in the yield differential between inflation-linked bonds and conventional government bonds, have increased slightly since the previous meeting of the MPC, but remain within the inflation target range.
The inflation outlook has been dominated by the continued weakening of the global economy and financial markets, notwithstanding significant monetary and fiscal measures introduced by central banks and governments. The decline in global demand has resulted in a marked contraction in international trade. The International Monetary

Quarterly Bulletin June 2009	55

South African Reserve Bank

Fund, which in January was forecasting global growth to average 0,5 per cent in 2009, now expects the global economy to contract by up to 1 per cent in 2009. Numerous industrialised and developing countries are already experiencing negative growth. World inflation is being restrained by declining demand and lower commodity prices, which are expected to remain subdued under these conditions of negative or low growth.
The weak global demand has been reflected in the export performance of the South African economy. However, the decline in the value of exports in the final quarter of 2008 was more than offset by a lower value of imports, mainly due to declining international oil prices. Combined with a narrowing of the deficit on the services, income and current transfer account of the balance of payments, this resulted in a narrowing of the deficit on the current account from 7,8 per cent of GDP in the third quarter of 2008 to 5,8 per cent in the final quarter. However, the published January trade data, which showed a further considerable decline in the value of merchandise exports, suggest that the improvement in the trade deficit may not be sustained to the same extent seen in the fourth quarter. The deficit on the current account of the balance of payments measured 7,4 per cent of GDP for the 2008 calendar year.
Domestic demand conditions have also deteriorated further. In the fourth quarter of 2008, gross domestic expenditure and domestic final demand contracted by 3,9 per cent and 0,4 per cent respectively. Final consumption expenditure by households declined by 2,7 per cent, mainly as a result of a 20 per cent contraction in consumption of durable goods. The growth in gross fixed capital formation moderated further, recording an annualised growth rate of 3 per cent. Motor vehicle sales, which have been under pressure for some time, declined at a year-on-year rate of 35,6 per cent in February. In January real retail sales increased at a year-on-year rate of 1,7 per cent – the first year-on-year increase in 9 months – while wholesale trade sales declined by 4,5 per cent over the same period.
Domestic demand conditions are expected to remain under pressure as a result of declining disposable incomes, tighter credit conditions and negative wealth effects. Credit extension to the private sector has continued its downward trend as a result of lower demand and more stringent lending criteria being applied by banks. In January 2009 growth in total loans and advances to the private sector measured 11,4 per cent. The slower rate of credit extension has resulted in a further moderation of the ratio of household debt to disposable income to 76,4 per cent in the fourth quarter of 2008, compared with a peak of 78,2 per cent in the first quarter of that year.
Domestic output has been impacted appreciably by these external and domestic demand developments, resulting in a further widening of the domestic output gap. In the final quarter of 2008 GDP contracted at an annualised rate of 1,8 per cent, mainly due to a 22 per cent decline in manufacturing-sector output. The high frequency data indicate that these adverse conditions may have persisted in the first quarter of 2009. Manufacturing and mining output contracted at year-on-year rates of 11,1 cent and 8,7 per cent respectively in January, while the Investec/Bureau for Economic Research (BER) Purchasing Managers Index reached a new low in February, reflecting continued strain on the manufacturing sector. The latest BER manufacturing survey indicates extreme and broad-based weakness in this sector in the first quarter of 2009. The RMB/BER Business Confidence Index surveyed in the first quarter of 2009 reached its lowest level since 1999, particularly in the manufacturing, wholesale and construction sectors. The confidence of retailers of non-durable goods increased somewhat.
On a trade-weighted basis, the rand has been relatively stable since the beginning the year and has appreciated by about 2,5 per cent since the previous meeting. Movements in the rand exchange rate in recent weeks have been mainly reflecting

56	Quarterly Bulletin June 2009

South African Reserve Bank

volatile international currency developments. After the previous meeting of the MPC, the rand first depreciated to around R10,60 against the US dollar, as the dollar strengthened against most currencies. Since then the US dollar has weakened somewhat and the rand is currently trading at levels of around R9,45 per US dollar.
The upside risks to the inflation outlook emanate primarily from cost-push pressures, particularly from administered prices. These include possible higher-than-expected electricity tariff increases. The decline in inflation may also be delayed by continued high rates of increases in food prices, despite marked declines in producer price food inflation.
Monetary policy stance
Against the background of a slowing global and domestic economy and an improved medium-term outlook for inflation, the MPC has decided to reduce the repurchase rate by 100 basis points to 9,5 per cent per annum with effect from 25 March 2009.

Quarterly Bulletin June 2009	57

South African Reserve Bank

Statement of the Monetary Policy Committee
30 April 2009
Issued by Mr T T Mboweni, Governor of the South African Reserve Bank, at a meeting of the Monetary Policy Committee (MPC) in Pretoria
Introduction
The global economy continues to be in the midst of a severe synchronised downturn with a number of countries already experiencing recession. The G-20 countries, including South Africa, have committed themselves to a programme of action in order to contribute towards the earliest possible global economic recovery. Despite a generally positive response to the G-20 summit in April, it has become increasingly accepted that the slowdown is likely to be severe and protracted, and that the global recovery is likely to be gradual.
Domestic output and expenditure growth are declining or negative, and the growth outlook is dependent to a significant extent on a broader global recovery. Despite the widening domestic output gap, inflation remains sticky, but is expected to continue on its downward path.
Recent developments in inflation
The year-on-year inflation rate as measured by the consumer price index (CPI) for all urban areas increased to 8,6 per cent in February 2009 and then moderated to 8,5 per cent in March. Food price inflation continued its downward trend, increasing at a year-on-year rate of 14,7 per cent in March, compared with 15,8 per cent in the previous month. Food prices remained the largest contributor to the inflation outcome, contributing 2,3 percentage points. The largest price increase was recorded by electricity and other fuels, which increased by 30,1 per cent. Significant increases were also recorded in the prices of tobacco, housing maintenance and repairs, health, recreation and culture, and education. Countervailing pressure came from petrol prices, which declined by 14,9 per cent, despite the petrol price increase of 45 cents per litre in March.
Producer price inflation, which reached 19,1 per cent in August 2008, continued its downward trend, measuring 7,3 per cent and 5,3 per cent in February and March 2009 respectively. Prices of agricultural food products declined at a year-on-year rate of 2,1 per cent in March, while manufactured food price inflation moderated to 9,4 per cent.
The outlook for inflation
The most recent central forecast of the Bank shows a near-term deterioration in the inflation outlook, but inflation is expected to follow a downward trend and to average 5,4 per cent at the end of the forecast period in the final quarter of 2010. The slightly higher expected trend is a result of revised assumptions about administered prices and the higher-than-anticipated inflation outcome for February.
Inflation expectations show a mixed picture. The inflation expectations survey, which is conducted on behalf of the Bank by the Bureau for Economic Research (BER) at Stellenbosch University, reflects somewhat divergent inflation expectations between the different groups of respondents. In the survey conducted in the first quarter of 2009, average CPI inflation expectations for 2009 declined from 8,6 per cent to 8,3 per cent. Expectations ranged from 6,1 per cent for analysts, to 9,7 per cent for trade unionists. Inflation is expected to average 8,0 per cent in 2010, up from the 7,5 per cent measured in the previous survey. While analysts expect inflation to average 5,4 per

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cent in 2010, business executives and trade union officials expect inflation to average 8,6 per cent and 10,1 per cent respectively. Inflation is expected to moderate to 7,8 per cent in 2011.
Wage settlements, which generally follow inflation trends with a lag, have also edged up slightly. According to Andrew Levy Employment Publications, the level of wage settlements increased by 10,2 per cent in the first quarter of 2009, compared to the 2008 average of 9,8 per cent. Nominal unit labour cost increased over four quarters by 12,8 per cent in the final quarter of 2008. Nominal wage settlements are expected to moderate somewhat as the inflation rate declines. According to the Quarterly Employment Statistics Survey conducted by Statistics South Africa, in the fourth quarter of 2008 employment levels showed their first decline in four years.
The risks to the inflation outlook as assessed by the MPC have remained relatively unchanged since the previous meeting of the committee, although the recent appreciation of the rand exchange rate, if sustained, may have reduced the degree of the upside risk to the inflation outlook. The rand exchange rate remains affected by changes in global risk aversion, but there has been a decline in the degree of volatility. Since the positive market reaction to the G-20 summit in early April, sentiment towards emerging-market economies in general has improved and most emerging-market currencies have appreciated against the US dollar.
As noted earlier, the global economy remains under pressure despite fiscal and monetary stimuli in many countries. In January 2009 the International Monetary Fund (IMF) forecasted global growth of 0,5 per cent and 3,0 per cent for 2009 and 2010 respectively. The IMF now expects global output to contract by 1,3 per cent in 2009, before recovering gradually to 1,9 per cent in 2010. The advanced economies are expected to contract by 3,8 per cent, while the emerging and developing economies are expected to experience positive growth of 1,6 per cent, with China and India expected to grow by 6,5 per cent and 4,5 per cent respectively. The growth forecast for Africa has been reduced from 3,4 per cent to 2,0 per cent. The risks to these forecasts are seen to be on the downside, given the current heightened levels of uncertainty. World trade has also declined and is expected to contract by a further 9,5 per cent in 2009.
World inflation is expected to remain subdued as a result of these growth trends and lower commodity prices. World inflation is expected to average 2,5 per cent in 2009 and 2,4 per cent in 2010. Although a number of commodity prices have recovered somewhat from their lows in the fourth quarter of 2008, they are expected to be restrained by the weak global demand. The price of North Sea Brent crude oil declined to around US$35 per barrel in late December 2008, but has been trading at around the US$50 per barrel level for most of April 2009. During this month, the higher international oil product prices have been more or less offset by the appreciation of the rand against the US dollar, and the domestic price of petrol is expected to remain relatively unchanged in May.
The outlook for domestic economic growth remains subdued, with no indications of a quick recovery. The high-frequency data continue to suggest that the negative conditions recorded in the final quarter of 2008 persisted in the first quarter of 2009. The physical volume of manufacturing production declined at a year-on-year rate of 15,0 per cent in February, following an 11,1 per cent contraction in the previous month. The outlook for manufacturing remains negative, with the Investec/BER Purchasing Managers Index declining further in March. Total mining production declined at a year-on-year rate of 12,8 per cent in February, while the real value of building plans approved declined by 42,7 per cent over the same period.

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The sluggish domestic demand conditions also appear to have persisted. Wholesale trade sales declined at a year-on-year rate of 8,9 per cent in February, while retail sales declined by 4,5 per cent following a modest increase in January. Total new vehicle sales declined by 30,3 per cent in March, reflecting the continued weak demand for durable goods. However, the FNB/BER Consumer Confidence Index, while still at low levels, showed an increase in the first quarter of 2009. Falling house prices and weak asset markets are also expected to restrain consumption expenditure.
Domestic credit extension continues to reflect the declining trend in domestic expenditure, as well as more stringent credit criteria being applied by banks with respect to loans to both households and companies. Year-on-year growth in total loans and advances to the private sector declined to 10,2 per cent in February and 7,3 per cent in March 2009. The quarterly growth declined from 6,2 per cent in the fourth quarter of 2008 to 0,1 per cent in the first quarter of 2009. Instalment sale credit and leasing finance reflected the weak demand for durable goods, with increases of 3,1 per cent in February and 1,6 per cent in March.
In line with the previous MPC statement, the committee assesses the main risks to the inflation outlook to emanate from cost-push pressures, particularly administered prices, which include the risk of higher-than-expected electricity tariff increases. Food price inflation at the consumer price level, which has remained relatively unresponsive to lower inflation at the producer price level, appears to show signs of moderation. Should this downward trend accelerate, it could have a significant downward impact on the inflation trajectory.
Monetary policy stance
The MPC considered the severe synchronised downturn in international and domestic economic conditions and noted their potential future downward impact on inflation, notwithstanding the higher-than-expected recent domestic inflation outcomes. The committee is of the view that the adverse economic conditions continue to tilt the balance of risks to the inflation outlook to the downside over the medium term and has therefore decided to reduce the repurchase rate by 100 basis points to 8,5 per cent per annum with effect from 4 May 2009.

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Statement of the Monetary Policy Committee
28 May 2009
Issued by Mr T T Mboweni, Governor of the South African Reserve Bank, at a meeting of the Monetary Policy Committee (MPC) in Pretoria
Introduction
The global downturn continues to have a negative impact on the domestic economy, which experienced two consecutive quarters of contraction. The significant widening of the domestic output gap has added further downside risk to the inflation outlook. The downward trend in inflation is expected to continue, despite inflation being subject to some inertia in the near term.
Domestic economic developments will be influenced to a large degree by the pace and magnitude of the recovery in the global economy. There are tentative signs that the global economy may have seen the worst of the downturn, but the recovery is expected to be slow and protracted.
Recent developments in inflation
The year-on-year inflation rate as measured by the consumer price index (CPI) for all urban areas declined from 8,5 per cent in March 2009 to 8,4 per cent in April. The prices of food and non-alcoholic beverages, which increased at a year-on-year rate of 13,7 per cent, contributed 2,1 percentage points to the inflation outcome. Housing and utilities contributed 1,8 percentage points. This category includes electricity and other fuels, which increased by 29,4 per cent. Petrol prices declined by 17,5 per cent, while public transport prices increased by 15,1 per cent.
The producer price index continued its downward trend in April when it increased at a year-on-year rate of 2,9 per cent. Food price pressures moderated further with manufactured food price inflation declining to 8,4 per cent, compared with 9,4 per cent in March. Prices of agricultural products increased by 2,2 per cent.
The outlook for inflation
The most recent CPI inflation forecast of the Bank shows a relatively unchanged outcome for the near-term as compared with that presented to the previous meeting of the Monetary Policy Committee. Over the longer term, there appears to be a moderate improvement. This forecast is similar to the Reuters consensus forecast of private analysts who expect inflation to average 6,9 per cent and 5,7 per cent in 2009 and 2010 respectively.
The main upside risk to the inflation outlook comes from cost-push pressures, in particular from electricity price increases. Eskom has applied to the National Energy Regulator of South Africa (NERSA) for a 34 per cent interim increase in electricity tariffs, but there is still uncertainty about the final adjustment. A number of municipalities have already budgeted for significant electricity price increases in anticipation of higher Eskom tariffs.
In line with the less-negative global outlook, there has been a moderate recovery in international oil prices. North Sea Brent crude oil has been trading at prices of around US$60 per barrel during the past days, compared with an average of around US$50 per barrel during April. These developments may result in a moderate increase in the

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domestic petrol price in June. The impact of the higher international prices on domestic petrol prices has been partly offset by exchange rate movements during the month.
Food price inflation remains well above average inflation, and has been lagging the favourable developments at the producer price level and in the spot prices of agricultural commodities. Food price inflation measured 17,9 per cent in August 2008 and has been moderating persistently, but slowly, since then.
In the first quarter of 2009 gross domestic product (GDP) contracted at a quarter-on-quarter annualised rate of 6,4 per cent, with mining and quarrying declining by 32,8 per cent. The manufacturing sector, which contracted at an annualised rate of 22,1 per cent, was the largest contributor to the negative GDP outcome. The weak manufacturing performance was also reflected in the utilisation of production capacity in the manufacturing sector, which declined from 82 per cent in the fourth quarter of 2008 to 79 per cent in the first quarter of 2009.
The GDP contraction was broad based, with general government services, personal services and construction being the only sectors that exhibited positive growth. Civil construction is expected to remain strong as the infrastructure programme proceeds. However, other parts of construction are expected to remain under pressure as the value of new building plans passed for both residential and non-residential construction declined by 13,4 per cent in the first quarter of this year compared with the preceding quarter.
Recent high-frequency indicators suggest that the negative trend in GDP growth is likely to continue during the second quarter of 2009, although at a more moderate pace of contraction. Most analysts expect positive, but relatively low, growth in the final half of this year. The composite leading and coincident business cycle indicators of the South African Reserve Bank (the Bank) indicate continued weakness in the economy in 2009. In March 2009 the leading indicator declined by 15,1 per cent; the largest year-on-year decline on record. The composite indicator declined at a year-on-year rate of 9,4 per cent in February. The Investec Purchasing Managers Index (PMI) declined further to 35,6 index points in April. However, expectations of business conditions six months ahead showed some improvement.
Domestic demand conditions remain subdued. Real wholesale trade sales declined by 5,9 per cent on a year-on-year basis in March 2009 and by 1,8 per cent on a month-on-month basis. Real retail sales recorded a 5,3 per cent year-on-year decline and a 1,9 per cent month-on-month decline in March. Total new vehicle sales declined at a year-on-year rate of 44 per cent in April, with commercial vehicle sales declining by 51 per cent. Vehicle exports were 31 per cent lower in April compared with the previous month.
Household consumption expenditure is expected to remain constrained by negative wealth effects and tight credit conditions. The various house price indices show that house prices have been falling in recent months. Although the All-Share Index on the JSE Limited has recovered somewhat since its recent lows, it is still significantly lower than the levels prevailing during 2008. Domestic credit extension continues to reflect the lower demand for credit, as well as the wider spreads and more stringent credit criteria being applied by banks with respect to loans to both households and companies. Year-on-year growth in total loans and advances to the private sector declined to 6,6 per cent in April. The rate of growth of instalment sale credit and leasing finance declined by 0,1 per cent, reflecting the weak demand for durable goods. Extension of bank overdrafts contracted by 6,8 per cent, while credit card advances increased marginally.

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There are tentative signs that the downturn in the global economy may be bottoming out as financial market conditions appear to have become less restrictive. However, there are as yet few convincing indications that the recovery will be quick. At this stage it appears that a protracted period of slow, below-potential growth is most likely, with most analysts predicting some recovery later this year or early next year. Global inflation pressures remain subdued and have declined in a number of economies.
Since the beginning of the year the rand has appreciated by around 13 per cent on a trade-weighted basis. While the rand, along with other currencies, remains vulnerable to further possible bouts of risk aversion, the risk to the inflation outlook has been reduced by the relative strength of the rand.
Monetary policy stance
The evidence that was presented to the MPC suggests that the output gap has widened further. This is expected to contribute to an improved inflation outlook, notwithstanding some current inflation inertia. Accordingly, the MPC has decided to reduce the repurchase rate by 100 basis points to 7,5 per cent per annum with effect from 29 May 2009.

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South African Reserve Bank

Note on flow of funds in South Africa’s national financial accounts for the year 2008 by Z Nhleko and C Monyela1
Introduction
The national financial accounts provide an overview of the financial inter-relationships among the major economic sectors, focusing on the flow of funds. The quarterly accounts for 2008 are presented as an addendum to this note, while the annual summary is on pages S—44 to S—45 of this issue of the Quarterly Bulletin.
The flow of funds is an integrated framework covering 11 sectors and 32 types of transaction flows, which represents developments in both the real and financial activities of economic agents. Institutional sector data are collected through surveys and other sources of information available to the Research Department of the South African Reserve Bank (the Bank) and consolidated into the major sectors as published in the Quarterly Bulletin. In this way, the national financial accounts summarise the economy’s financial intermediation and inter-sectoral linkages for ease of macroeconomic analysis.
Financing balances
The saving-investment gap of each individual sector represents its lending or borrowing position vis-à-vis other sectors. Similarly, the combined gap of all the domestic sectors indicates South Africa’s reliance on foreign funding. In 2008 the country increased its capital formation by 19 per cent, which was financed through a combination of domestic savings and foreign borrowing. The saving and investment performance of South Africa’s main sectors for 2007 and 2008 is presented in Table 1.
Table 1 Financing balances,1,2 2007 and 2008
R millions Surplus units (+)/deficit units (-)

	2007			2008
		Gross	Net lending(+)/		Gross	Net lending(+)/
	Gross	capital	net	Gross	capital	net
	saving	formation	borrowing(-)	saving	formation	borrowing(-)

Foreign sector[3]	145 879	—	145 879	168 942	—	168 942
Financial intermediaries	51 275	8 365	42 910	72 184	13 005	59 179
General government	42 416	65 690	-23 274	24 031	84 019	-59 988
Non-financial business enterprises
Public	94 857	95 302	-445	39 909	86 425	-46 516
Private	69 752	212 057	-142 305	170 202	275 356	-105 154
Households[4]	34 167	56 932	-22 765	45 037	61 500	-16 463

Total	438 346	438 346	—	520 305	520 305	—

1	Gross saving plus net capital transfers less gross capital formation. Gross capital formation consists of fixed capital formation and changes in inventories, before providing for consumption (depreciation) of fixed capital

2	A positive amount reflects a net lending position and, by implication, the net acquisition of financial assets, whereas a negative amount reflects a net borrowing position and, by implication, the net incurrence of financial liabilities

3	A positive amount reflects a surplus for the rest of the world and is therefore a deficit on South Africa’s current account. A negative amount represents a deficit for the rest of the world and is a surplus on South Africa’s current account

4	Including unincorporated business enterprises and non-profit institutions serving households

1	The views expressed are those of the authors and do not necessarily reflect the views of the South African Reserve Bank (the Bank). The Bank wishes to express its sincere appreciation to all the reporting organisations (i.e., government departments, financial market and other public and private-sector institutions) for their co-operation in furnishing the data used for the compilation of South Africa’s financial accounts.

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The foreign sector continued to play a key role as a net supplier of funds to the domestic economy, assisting the economy with addressing its infrastructural and other financing needs. The private non-financial business enterprises sector recorded the largest saving and investment in 2008, accounting for 53 per cent of gross capital formation and 33 per cent of total gross saving. Its gross saving represented 7 per cent of gross domestic product, having recorded a ratio of 3 per cent in 2007.
Non-financial public business enterprises’ net borrowing position was stepped up considerably in 2008 due to their large capital formation activity. In spite of the global financial stress, financial intermediaries recorded a net lending position during this period. General government reported a larger net borrowing figure than in 2007 as slower economic activity stifled revenue collection.
Figure 1 provides a sector-to-sector analysis of the net flow of funds, showing the financial relationship among the main sectors of the South African economy. The numbers inside the boxes represent the net lending (+) or borrowing (-) positions of the sectors and those outside the boxes2 show inter-sectoral flow of funds and the direction of flows. The net lending or borrowing position of each sector was calculated by treating inflows as negatives and outflows as positives. The foreign sector’s net lending position of R169 billion reflected the domestic economy’s shortfall in meeting its spending needs. Of this amount, non-financial business enterprises received R68 billion, while financial intermediaries received R100 billion. The non-financial business enterprises sector was the largest beneficiary of flows from the foreign and domestic financial intermediaries sectors. This sector, in turn, financed the general government sector with an amount of R164 billion, and the latter recorded a net outflow of R105 billion to financial intermediaries.
Figure 1 Net intersectoral flow of funds, 2008

2	Numbers may be slightly out due to the effect of minor rounding.

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Table 2 shows that economic agents displayed a general preference for transaction flows in the form of credit instruments, and cash and deposits. Fixed-interest securities accounted for 7 per cent of the total financing activity and share holdings for 2 per cent, compared with 4 per cent in 2007.
Table 2 Flow of funds: Selected issuer and investor activities,* 2008

	Percentage of total flows
	2007	2008

Cash and deposits	26	22
Credit extension	27	29
Fixed-interest securities	7	7
Ordinary shares	4	2

*	Do not sum to 100 as not all activities are covered
Sectoral analysis
Below is a brief review of the individual sectors’ borrowing and lending needs in 2008, and their choices of various financial market instruments.
Foreign sector
The foreign sector incorporates all non-resident units that enter into transactions with South African resident units. During 2008 resident units were net borrowers of funds from non-resident units to an amount of R168,9 billion, thereby financing the domestic spending needs as reflected by the country’s current-account deficit. This was the sixth consecutive year in which a deficit was recorded on the current-account of the balance of payments.
Table 3 Flow of funds: Foreign sector and combined domestic sectors, 2008
R millions

	Domestic	Rest of the
	institutional sectors	world	Total

Gross saving	351 363	168 942	520 305
Gross capital formation	520 305	—	520 305

Net lending (+)/net borrowing (-)	-168 942	168 942	—

Net acquisition of financial assets	1 015 966	143 589	1 159 555
Net incurrence of financial liabilities	1 184 908	-25 353	1 159 555
Because domestic saving was insufficient to meet the economy’s capital formation requirements, the resultant gap was bridged by the foreign sector as it lent funds equivalent to the current-account deficit to the domestic institutional sectors. Non-residents channelled funds through increased cash and deposits with the South African monetary institutions and through the extension of long-term loans, and trade credit and short-term loans to resident economic agents. Simultaneously, the Bank increased its holdings of gold and foreign-exchange reserves.

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Financial intermediaries
This sector consists of five subsectors namely (1) the monetary authority, (2) other monetary institutions, (3) the Public Investment Corporation, (4) insurers and retirement funds, and (5) other financial institutions. These intermediaries receive funds from surplus economic units and convert them into financial instruments that meet the needs of deficit units. What follows is a brief discussion of each.
Monetary authority
The monetary-authority sector comprises the Bank and the Corporation for Public Deposits. It interacts mainly with other monetary institutions, the central government and the foreign sector. During 2008 the sector received deposits amounting to R3,6 billion, mostly from the central government and other monetary institutions. The monetary authority increased its holdings of foreign-exchange reserves by R18,3 billion,3 thereby increasing its international liquidity and robustness in the face of global financial headwinds. The flows of this sector contributed 9 per cent of the total financial-intermediary asset flows in 2008.
Other monetary institutions
The other monetary institutions sector is the consolidated accounts of banks, mutual banks, the Land Bank and the Postbank. Other monetary institutions recorded a net incurrence of liabilities amounting to R387,5 billion in 2008, the bulk of which was monetary deposits (Table 4).
Table 4 Flow of funds: Other monetary institutions, 2008

	Sources/	Uses/
	liabilities	assets
Transaction items	R millions	R millions

Gross saving	48 995
Gross capital formation		9 300

Net lending (+)/net borrowing (-)	39 695
Net financial investment (+/-)		39 695

Net incurrence of financial liabilities	387 507
Net acquisition of financial assets		427 202

Monetary deposits	304 321	7 712
Deposits with other institutions	—	-26 640
Foreign	—	-42 271
Domestic	—	15 631
Bank loans and advances	-2 352	201 929
Bills, bonds and loan stock	7 985	82 887
Mortgage loans	—	116 743
Other assets/liabilities	77 553	44 571

Total sources/liabilities and uses/assets	436 502	436 502

Per cent
Percentage of total sources used for gross capital formation	2,0
Percentage of total sources used to acquire financial assets	98,0
Percentage of total asset flows	25,0
Percentage of total financial intermediary asset flows	60,0
Total asset/liability flows as a percentage of gross domestic product	19,0

3	After adjusting for Special Drawings Rights and monetisation/demonetisation of gold.

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It also recorded gross saving amounting to R48,9 billion and gross capital formation of R9,3 billion. Despite tighter financial conditions and negative wealth effects, in 2008 this sector continued to play a key financing role by extending bank loans and advances amounting to R201,9 billion and mortgage loans amounting to R116,7 billion. Other monetary institutions decreased their deposits with foreign institutions by R42,2 billion in 2008. The sector used 98 per cent of its total inflows to acquire financial assets and continued to be the largest link between lenders and borrowers as it represented 60 per cent of the total financial-intermediary asset flows. Its total asset and liability flows accounted for 19 per cent of gross domestic product in 2008.
Public Investment Corporation
This corporation sources more than 90 per cent of its funds from the government employees’ pension and provident funds, and the rest from other entities such as social security funds and other government funds. Accordingly, the corporation received inflows of R62,0 billion in 2008. As a fund manager of public-sector entities, it invested R14,4 billion of this amount in shares, R17,9 billion in more liquid instruments, and R7,9 billion in other loan stock and preference shares. The corporation’s activities represented 8 per cent of total financial-intermediary asset flows in 2008.
Insurers and retirement funds
In 2008 members contributed R109,9 billion towards the insurers and retirement funds sector. The sector acquired net financial assets amounting to R87,9 billion, which included deposits amounting to R58,0 billion, with non-bank financial institutions (including deposits with the Public Investment Corporation and unit trusts).
Table 5 Flow of funds: Insurers and retirement funds, 2008

R millions
Financing balance	6 877

Net incurrence of financial liabilities	81 010
Members’ interest in the reserves of retirement and insurance funds	109 944
Other liabilities	-28 934

Net acquisition of financial assets	87 887
Monetary deposits	8 831
Other deposits	58 015
Public Investment Corporation	46 816
Foreign deposits	860
Other	10 339
Bills and bonds	-17 733
Short-term government bonds	-13 969
Long-term government bonds	-6 394
Other	2 630
Other loan stock and preference shares	1 736
Domestic	9 454
Foreign	-7 718
Shares	11 328
Domestic	33 501
Foreign	-22 175
Other assets	25 712

Per cent
Percentage of total asset flows	5,0
Percentage of total financial intermediary asset flows	12,0
Total asset/liability flows as a percentage of gross domestic product	4,0

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A financing surplus of R6,9 billion was recorded mainly due to conservative spending in an environment of tight monetary conditions. The insurers and retirement fund sector contributed 12 per cent to the total financial-intermediary asset flows in 2008 (Table 5).
Other financial institutions
This sector includes collective investment schemes (i.e., unit trusts and participation bond schemes) and trust companies, finance companies and public financial enterprises that acquire funds and invest them on behalf of clients. Unit trusts dominate the activities in this sector, mainly acquiring funds through the sale of units in unit trusts and investing these funds through the purchase of financial securities. Other financial institutions received a total of R46,6 billion from investors in 2008, and these funds were mainly invested in monetary deposits, long-term government bonds, and other loan stock and preference shares. Other financial institutions recorded a surplus of R10,3 billion in 2008 (Table 6). The total asset/liability flows of this sector amounted to 4 per cent of gross domestic product in 2008, while its share of total financial-intermediary asset flows was 11 per cent.
Table 6 Flow of funds: Other financial institutions, 2008

R millions
Financing balance	10 299

Net incurrence of financial liabilities	70 573
Deposits received	46 576
Long-term loans	17 910
Other liabilities	6 027

Net acquisition of financial assets	80 812
Monetary deposits	133 529
Other deposits	1 454
Foreign deposits	1 371
Other	83
Bills and bonds	4 308
Short-term government bonds	-3 701
Long-term government bonds	7 212
Other bills	797
Trade credit and short-term loans	3 261
Other loan stock and preference shares	10 241
Domestic	8 496
Foreign	1 745
Shares	-45 047
Domestic	-48 472
Foreign	3 425
Other assets	-26 934

Per cent
Percentage of total asset flows	5,0
Percentage of total financial intermediary asset flows	11,0
Total asset/liability flows as a percentage of gross domestic product	4,0

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Central and provincial governments
In 2008 central and provincial governments recorded a financing surplus amounting to R11,8 billion (Table 7). This net lending position enabled the redemption of government debt instruments. Central government issued Treasury bills amounting to R12,6 billion and long-term bonds amounting to R48,4 billion.
Table 7 Flow of funds: Central and provincial governments, 2008

R millions
Financing balance	11 817
Net acquisition of financial assets	34 208

Net incurrence of financial liabilities by financial instrument	22 391
Treasury bills	12 658
Short-term government bonds	-47 886
Long-term government bonds	48 393
Non-marketable government bonds	673
Other	8 553

Financing by sector	22 391
Foreign sector	-526
Public Investment Corporation	-12 156
Insurers and retirement funds	-20 365
Other financial institutions	3 388
Other domestic sectors	35 015
Local governments
Having recorded a financing deficit of R71,8 billion in 2008, the local government sector reduced its net acquisition of financial assets, while issuing local government securities and incurring other short-term loans to finance this deficit.
Public non-financial corporate business enterprises
In 2008 public non-financial corporate business enterprises recorded a financing deficit of R46,5 billion after spending R86,4 billion on gross capital formation. The sector financed its deficit primarily through the issuance of bills, bonds and loan stock; taking up bank loans and advances, trade credit and short-term loans; and extending long-terms loans and mortgage loans.
Private non-financial corporate business enterprises
Private non-financial corporate business enterprises continued to play a leading role in gross capital formation as it contributed R275,4 billion in 2008. In turn, this sector recorded a financing deficit amounting to R105,2 billion in 2008, which was much less than the R142,3 billion recorded in 2007. Gross capital formation in excess of this sector’s gross savings was partly funded through the issuance of various financial instruments, including bank loans and advances, bills, bonds and loan stock, long-term and mortgage loans, and the sale of foreign shares. Excess funds were invested in

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monetary deposits, long-term and mortgage loans, and shares were also purchased. The total asset/liability flows of private non-financial business enterprises amounted to 17 per cent of gross domestic product during the review period (Table 8).
Table 8 Flow of funds: Private non-financial corporate business enterprises, 2008

	Sources/	Uses/
	liabilities	assets
Transaction items	R millions	R millions
|	|
Gross saving	169 606
Capital transfers	636	40
Gross capital formation		275 356

Net lending (+)/net borrowing (-)	-105 154
Net financial investment (+/-)		-105 154

Net incurrence of financial liabilities	210 150
Net acquisition of financial assets		104 996
Monetary deposits	—	3 601
Other deposits	-3	-8 126
Bank loans and advances	159 665	—
Trade credit and short-term loans	-3 533	-1 519
Bills, bonds and loan stock	26 071	6 937
Shares	12 277	52 408
Domestic	32 516	18 333
Foreign	-20 239	34 075
Long-term and mortgage loans	51 550	7 782
Other assets/liabilities	-35 877	43 913

Total sources/liabilities and uses/assets	380 392	380 392

Per cent
Percentage of total sources used for gross capital formation	72,0
Percentage of total sources used to acquire financial assets	28,0
Percentage of total asset flows	22,0
Gross capital formation as a percentage of gross domestic product	12,0
Total asset/liability flows as a percentage of gross domestic product	17,0
Households
The household sector’s incurrence of liabilities in the form of bank loans and advances, long-term and mortgage loans, and other liabilities, combined with own savings enabled the sector to finance a deficit of R16,5 billion in 2008. At the same time, the sector managed to increase its financial investments through deposits at other monetary institutions and in unit trusts, and placed funds at insurers and pension funds.
Summary and conclusion
The various economic sectors demonstrated greater caution in 2008 as financial stress deepened. Cash and liquid instruments were preferred. The following are highlights from the analysis of South Africa’s national financial accounts for the year 2008:
—	For the sixth consecutive year domestic saving was augmented by the foreign sector in order to finance capital formation

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—	A brisk pace of capital formation by non-financial business enterprises was maintained

—	Financial intermediaries maintained their importance in matching surplus and deficit units

—	The household sector’s incurrence of large amounts of debt was partly offset by strong increases in households’ interest in retirement and life funds

—	The monetary authority continued with the accumulation of gold and foreign-currency reserves

—	The continued financial surpluses of central and provincial governments contributed to a lower supply of government bonds in the domestic financial markets.
References
Nhleko, Z and Meyer, D H. 2007. “Note on flows of funds in South Africa’s national financial accounts for the year 2005”. Quarterly Bulletin, No. 243, March. Pretoria: South African Reserve Bank.
Nhleko, Z and Monyela, C. 2008. “Note on flow of funds in South Africa’s national financial accounts for the year 2007”. Quarterly Bulletin, No. 249, September. Pretoria: South African Reserve Bank.

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National financial account
Flow of funds for the first quarter 20081
R millions

				Financial intermediaries
								Public		Insurers and		Other
		Foreign		Monetary		Other monetary		Investment		retirement		financial
	Sectors	sector		authority		institutions[2]		Corporation[3]		funds		institutions
	Transaction items	S	U	S	U	S	U	S	U	S	U	S	U

1.	Net saving[4]	42 655		- 325		11 583				1 683		2 184
2.	Consumption of fixed capital[4]			5		966				46		336
3.	Capital transfers	26	79
4.	Gross capital formation[4]				17		1 919				164		465

5.	Net lending (+)/net borrowing (-) (S)	42 602		- 337		10 630				1 565		2 055
6.	Net financial investment (+) or (-) (U)		42 602		- 337		10 630				1 565		2 055

7.	Net incurrence of financial liabilities (Total S 9 - 32)	1 264		29 384		195 749		23 885		36 209		42 521
8.	Net acquisition of financial assets (Total U 9 - 32)		43 866		29 047		206 379		23 885		37 774		44 576

9.	Gold and other foreign reserves	4 319			4 319
10.	Cash and demand monetary[5] deposits		17 259	- 7 896	- 13 147	- 6 658	1 273		4 825		2 782		14 588
11.	Short/medium-term monetary[5] deposits		29 143	105	1 176	78 794			- 13 353		- 11 871		34 944
12.	Long-term monetary[5] deposits		10 758	22		62 542			15 853		747		20 022
13.	Deposits with other financial institutions		- 43				941		3 662		5 332	3 376
14.	Deposits with other institutions	- 9 745					- 7 990	23 885	112	112	18 718		6 725
15.	Treasury bills				- 61		11 035				- 143		717
16.	Other bills	1 836		847	1 023	1 078	1 873		10 274		- 393	- 204	- 3 228
17.	Bank loans and advances	5 673		2 287	- 4 427	- 4 417	179 919			- 1		7 167
18.	Trade credit and short-term loans	13 203	7 738	- 28	525	16 098	9 199			5 841	414	3 428	- 469
19.	Short-term government bonds				- 336		- 676		- 11 429		- 16 345		- 983
20.	Long-term government bonds		- 4 052		16		1 253		10 129		550		2 588
21.	Non-marketable government bonds[6]		- 366		- 110				- 24
22.	Securities of local governments	- 4					- 3				- 44		- 21
23.	Securities of public enterprises	- 214	- 1 306	5 722			- 175		2 217		- 1 751	- 5 923	2 148
24.	Other loan stock and preference shares	1 187	1 094	- 21		1 289	7 619		- 1 407	11	8 093	11 080	4 456
25.	Ordinary shares	6 390	- 1 357			16 360	22 509		670	368	- 3 773		- 604
26.	Foreign branch/head office balances
27.	Long-term loans	- 4 087	2 154	47 142	16		- 489		- 8	- 46	9 778	19 527	1 643
28.	Mortgage loans	- 1 621					26 600				- 18		119
29.	Interest in retirement and life funds[7]		127				4 295			29 991
30.	Amounts receivable/payable	- 5 870	- 7 814	- 15 168	15 020	27 971	- 20 866		- 195	- 1 041	15 946	776	- 14 791
31.	Other assets/liabilities	- 9 803	- 9 469	- 3 628	25 033	2 519	- 29 703		2 559	787	9 409	3 221	- 23 208
32.	Balancing item					173	- 235			187	343	73	- 70

S = Sources, i.e. net increase in liabilities at transaction value.

U = Uses, i.e. net increase in assets at transaction value.

KB230

1.	A negative amount reflects a decrease in that item. In the case of liabilities (sources) it denotes a reduction in the available sources of funds and in the case of assets (uses) it indicates an additional source of funds.

2.	Including mutual banks and the Postbank.

3.	Before April 2005 the Public Investment Commissioners.

4.	As taken from the national income (and production) accounts.

5.	Namely deposits with the SA Reserve Bank (including coin liabilities), Corporation for Public Deposits, banks, the Land Bank, mutual banks and the Postbank.

6.	Non-marketable bonds and other Treasury bills.

7.	Members’ interest in the reserves of retirement and all insurance funds.

74	Quarterly Bulletin June 2009

South African Reserve Bank

National financial account (continued)
Flow of funds for the first quarter 20081
R millions

General government				Corporate business enterprises
Central
and
provincial		Local		Public		Private		Households,
governments		governments		sector		sector		etc.		Total		Sectors
S	U	S	U	S	U	S	U	S	U	S	U	Transaction items

27 870		- 15 562		- 1 776		- 10 772		- 444		57 096		1.	Net saving[4]
6 180		4 240		7 299		41 851		9 309		70 232		2.	Consumption of fixed capital[4]
	14 267	5 331		6 121		45	9	2 849	17	14 372	14 372	3.	Capital transfers
	9 217		10 405		19 599		72 103		13 439		127 328	4.	Gross capital formation[4]

10 566		- 16 396		- 7 955		- 40 988		- 1 742		—		5.	Net lending (+)/net borrowing (-) (S)
	10 566		- 16 396		- 7 955		- 40 988		- 1 742		—	6.	Net financial investment (+) or (-) (U)

- 8 478		17 581		26 790		41 653		47 568		454 126		7.	Net incurrence of financial liabilities (Total S 9 - 32)
	2 088		1 185		18 835		665		45 826		454 126	8.	Net acquisition of financial assets (Total U 9 - 32)

										4 319	4 319	9.	Gold and other foreign reserves
	- 28 674		6 370		3 912		- 17 898		- 5 844	- 14 554	- 14 554	10.	Cash and demand monetary[5] deposits
	23 377		8 107		3 231		- 19 263		23 408	78 899	78 899	11.	Short/medium-term monetary[5] deposits
	10 314		994		454		- 686		4 108	62 564	62 564	12.	Long-term monetary[5] deposits
			20		- 2 923		- 982		- 2 631	3 376	3 376	13.	Deposits with other financial institutions
	5 059				- 5	28	- 8 661		322	14 280	14 280	14.	Deposits with other institutions
1 800							- 9 748			1 800	1 800	15.	Treasury bills
	- 1 983			4 627	869	5 798	5 547			13 982	13 982	16.	Other bills
2 745		317		8 502		134 235		18 984		175 492	175 492	17.	Bank loans and advances
416	- 5 835	- 46	1 608	4 293	- 347	- 20 461	- 873	- 8 017	2 767	14 727	14 727	18.	Trade credit and short-term loans
- 29 990			- 13		- 205				- 3	- 29 990	- 29 990	19.	Short-term government bonds
9 378			- 7		- 1 099					9 378	9 378	20.	Long-term government bonds
- 512			33						- 45	- 512	- 512	21.	Non-marketable government bonds[6]
		- 63					1			- 67	- 67	22.	Securities of local governments
	479			2 040			1		12	1 625	1 625	23.	Securities of public enterprises
- 59	- 544	18	14	5 355	1 943	1 511	- 899		2	20 371	20 371	24.	Other loan stock and preference shares
	680			665	2 659	15 814	18 803		10	39 597	39 597	25.	Ordinary shares
												26.	Foreign branch/head office balances
- 458	46 863	164	- 11	1 317	4 734	7 614	7 650	1 078	- 79	72 251	72 251	27.	Long-term loans
			- 1	246		- 20 077		48 152		26 700	26 700	28.	Mortgage loans
	- 761				- 611		3 596		23 345	29 991	29 991	29.	Interest in retirement and life funds[7]
- 6 926	- 17 123	19 561	1	4 857	5 957	- 49 015	- 1 311	133	454	- 24 722	- 24 722	30.	Amounts receivable/payable
15 092	- 29 764	- 2 528	- 15 698	- 4 834	199	- 33 667	25 039	- 12 762		- 45 603	- 45 603	31.	Other assets/liabilities
36		158	- 232	- 278	67	- 127	349			222	222	32.	Balancing item

S = Sources, i.e. net increase in liabilities at transaction value.

U = Uses, i.e. net increase in assets at transaction value.

KB231

1.	A negative amount reflects a decrease in that item. In the case of liabilities (sources) it denotes a reduction in the available sources of funds and in the case of assets (uses) it indicates an additional source of funds.

2.	Including mutual banks and the Postbank.

3.	Before April 2005 the Public Investment Commissioners.

4.	As taken from the national income (and production) accounts.

5.	Namely deposits with the SA Reserve Bank (including coin liabilities), Corporation for Public Deposits, banks, the Land Bank, mutual banks and the Postbank.

6.	Non-marketable bonds and other Treasury bills.

7.	Members’ interest in the reserves of retirement and all insurance funds.

Quarterly Bulletin June 2009	75

South African Reserve Bank

National financial account
Flow of funds for the second quarter 20081
R millions

				Financial intermediaries
								Public		Insurers and		Other
		Foreign		Monetary		Other monetary		Investment		retirement		financial
Sectors		sector		authority		institutions[2]		Corporation[3]		funds		institutions
Transaction items		S	U	S	U	S	U	S	U	S	U	S	U

1.	Net saving[4]	40 375		- 105		10 779				548		1 519
2.	Consumption of fixed capital[4]			5		979				48		352
3.	Capital transfers	29	77
4.	Gross capital formation[4]				13		3 457				421		796

5.	Net lending (+)/net borrowing (-) (S)	40 327		- 113		8 301				175		1 075
6.	Net financial investment (+) or (-) (U)		40 327		- 113		8 301				175		1 075

7.	Net incurrence of financial liabilities (Total S 9 - 32)	5 036		- 6 305		105 065		6 651		7 697		18 137
8.	Net acquisition of financial assets (Total U 9 - 32)		45 363		- 6 418		113 366		6 651		7 872		19 212

9.	Gold and other foreign reserves	3 657			3 657
10.	Cash and demand monetary[5] deposits		- 4 601	3 203	244	22 851	- 1 362		1 972		- 725		- 2 423
11.	Short/medium-term monetary[5] deposits		- 2 598	- 115	- 423	25 233					16 088		- 435
12.	Long-term monetary[5] deposits		- 3 498	28		26 310			- 4 838		- 355		29 267
13.	Deposits with other financial institutions		8				582		1 326		1 584	10 083
14.	Deposits with other institutions	- 10 986					- 10 589	6 651			3 922		- 2 603
15.	Treasury bills				61		8 227				- 127		117
16.	Other bills	- 4 205		1 755	- 4 994	- 1 536	3 380		1 171		27	- 2 066	6 257
17.	Bank loans and advances	2 251		- 1 674	- 3 681	- 3 659	41 230			- 1		9 556
18.	Trade credit and short-term loans	7 482	9 286	- 2 469	- 889	9 935	5 721			- 5 378	- 665	- 1 030	2 081
19.	Short-term government bonds				- 575		5 291		- 8 814		327		- 2 911
20.	Long-term government bonds		- 6 697		- 17		11 196		9 727		- 4 044		- 241
21.	Non-marketable government bonds[6]		- 457		1 010				- 4
22.	Securities of local governments						- 65		150		2 327		363
23.	Securities of public enterprises	- 4	1 059	1 048			- 128		2 593		- 3 387	1 612	- 1 761
24.	Other loan stock and preference shares	2 739	- 2 559			2 163	- 259		1 295	- 2 461	- 1 579	- 119	- 316
25.	Ordinary shares	5 912	9 167			628	- 2 438		1 310	- 4	- 16 826		5 523
26.	Foreign branch/head office balances
27.	Long-term loans	- 768	1 984	- 19 161	- 64		- 794		75	40	4 323	- 4 071	854
28.	Mortgage loans	148					26 958				1 016		99
29.	Interest in retirement and life funds[7]		861				78			25 772
30.	Amounts receivable/payable	7 546	15 825	3 730	80	15 998	14 572		- 16	- 4 793	8 958	- 1 164	- 5 453
31.	Other assets/liabilities	- 8 736	27 583	7 350	- 827	6 857	11 574		704	- 5 714	- 2 520	5 252	- 9 155
32.	Balancing item					285	192			236	- 472	84	- 51

S = Sources, i.e. net increase in liabilities at transaction value.

U = Uses, i.e. net increase in assets at transaction value.

KB230

1.	A negative amount reflects a decrease in that item. In the case of liabilities (sources) it denotes a reduction in the available sources of funds and in the case of assets (uses) it indicates an additional source of funds.

2.	Including mutual banks and the Postbank.

3.	Before April 2005 the Public Investment Commissioners.

4.	As taken from the national income (and production) accounts.

5.	Namely deposits with the SA Reserve Bank (including coin liabilities), Corporation for Public Deposits, banks, the Land Bank, mutual banks and the Postbank.

6.	Non-marketable bonds and other Treasury bills.

7.	Members’ interest in the reserves of retirement and all insurance funds.

76	Quarterly Bulletin June 2009

South African Reserve Bank

National financial account (continued)
Flow of funds for the second quarter 20081
R millions

General government				Corporate business enterprises
Central
and
provincial		Local		Public		Private		Households,
governments		governments		sector		sector		etc.		Total			Sectors
S	U	S	U	S	U	S	U	S	U	S	U		Transaction items

5 157		- 14 127		384		1 044		6 142		51 716		1.	Net saving[4]
6 644		4 578		7 666		44 736		9 932		74 940		2.	Consumption of fixed capital[4]
	5 619	1 771		1 982		277	10	1 666	19	5 725	5 725	3.	Capital transfers
	9 727		10 595		20 405		65 992		15 250		126 656	4.	Gross capital formation[4]

- 3 545		- 18 373		- 10 373		- 19 945		2 471		—		5.	Net lending (+)/net borrowing (-) (S)
	- 3 545		- 18 373		- 10 373		- 19 945		2 471		—	6.	Net financial investment (+) or (-) (U)

- 7 378		10 152		- 20 057		76 065		48 450		243 513		7.	Net incurrence of financial liabilities (Total S 9 - 32)
	- 10 923		- 8 221		- 30 430		56 120		50 921		243 513	8.	Net acquisition of financial assets (Total U 9 - 32)

										3 657	3 657	9.	Gold and other foreign reserves
	17 655		- 2 025		- 2 335		9 826		9 828	26 054	26 054	10.	Cash and demand monetary[5] deposits
	- 1 591		- 5 156		- 4 962		13 222		10 973	25 118	25 118	11.	Short/medium-term monetary[5] deposits
	- 8 664		- 859		316		13 129		1 840	26 338	26 338	12.	Long-term monetary[5] deposits
			- 2		58		- 236		6 763	10 083	10 083	13.	Deposits with other financial institutions
	2 837					- 41	1 974		83	- 4 376	- 4 376	14.	Deposits with other institutions
8 906							628			8 906	8 906	15.	Treasury bills
	- 265			2 054	- 3 212	6 432	70			2 434	2 434	16.	Other bills
248		2 045		858		27 501		424		37 549	37 549	17.	Bank loans and advances
129	- 168	3 862	965	- 1 365	- 174	8 146	- 2 200	- 2 138	3 217	17 174	17 174	18.	Trade credit and short-term loans
- 6 898					- 215				- 1	- 6 898	- 6 898	19.	Short-term government bonds
9 845					- 79					9 845	9 845	20.	Long-term government bonds
510			38						- 77	510	510	21.	Non-marketable government bonds[6]
		2 797					22			2 797	2 797	22.	Securities of local governments
	394			- 3 888					- 2	- 1 232	- 1 232	23.	Securities of public enterprises
	- 159	280	17	3 198	- 909	- 10 355	- 89		3	- 4 555	- 4 555	24.	Other loan stock and preference shares
	268			11 711	- 55	- 15 127	6 087		84	3 120	3 120	25.	Ordinary shares
												26.	Foreign branch/head office balances
- 913	- 21 474	- 632	- 12	- 1 408	- 5 498	11 100	1 902	- 2 729	162	- 18 542	- 18 542	27.	Long-term loans
			21	- 21		15 161		12 806		28 094	28 094	28.	Mortgage loans
	- 267				793		5 916		18 391	25 772	25 772	29.	Interest in retirement and life funds[7]
7 588	511	- 320	48	- 4 354	- 4 864	11 129	18 693	12 651	- 343	48 011	48 011	30.	Amounts receivable/payable
- 27 202		2 090	- 942	- 26 632	- 9 220	22 838	- 13 658	27 436		3 539	3 539	31.	Other assets/liabilities
409		30	- 314	- 210	- 74	- 719	834			115	115	32.	Balancing item

S = Sources, i.e. net increase in liabilities at transaction value.

U = Uses, i.e. net increase in assets at transaction value.

KB231

1.	A negative amount reflects a decrease in that item. In the case of liabilities (sources) it denotes a reduction in the available sources of funds and in the case of assets (uses) it indicates an additional source of funds.

2.	Including mutual banks and the Postbank.

3.	Before April 2005 the Public Investment Commissioners.

4.	As taken from the national income (and production) accounts.

5.	Namely deposits with the SA Reserve Bank (including coin liabilities), Corporation for Public Deposits, banks, the Land Bank, mutual banks and the Postbank.

6.	Non-marketable bonds and other Treasury bills.

7.	Members’ interest in the reserves of retirement and all insurance funds.

Quarterly Bulletin June 2009	77

South African Reserve Bank

National financial account
Flow of funds for the third quarter 20081
R millions

		Financial intermediaries
								Public		Insurers and		Other
		Foreign		Monetary		Other monetary		Investment		retirement		financial
Sectors		sector		authority		institutions[2]		Corporation[3]		funds		institutions
Transaction items		S	U	S	U	S	U	S	U	S	U	S	U

1.	Net saving[4]	52 816		1 147		8 494				5 586		1 751
2.	Consumption of fixed capital[4]			6		996				49		364
3.	Capital transfers	27	82
4.	Gross capital formation[4]				33		1 781				600		527

5.	Net lending (+)/net borrowing (-) (S)	52 761		1 120		7 709				5 035		1 588
6.	Net financial investment (+) or (-) (U)		52 761		1 120		7 709				5 035		1 588

7.	Net incurrence of financial liabilities (Total S 9 - 32)	15 674		17 317		31 665		17 679		1 073		17 673
8.	Net acquisition of financial assets (Total U 9 - 32)		68 435		18 437		39 374		17 679		6 108		19 261

9.	Gold and other foreign reserves	5 139			5 139
10.	Cash and demand monetary[5] deposits		4 480	466	- 1 355	- 10 027	5 294		- 3 998		2 382		- 3 494
11.	Short/medium-term monetary[5] deposits		3 264	- 157	- 91	43 481			17 300		- 836		144
12.	Long-term monetary[5] deposits		800	30		13 345			- 4 925		5 097		15 328
13.	Deposits with other financial institutions		9				1 246		1 654		3 680	14 688
14.	Deposits with other institutions	- 10 246					- 4 451	17 679	- 581	- 581	14 573		- 3 013
15.	Treasury bills				- 85		2 642				776		420
16.	Other bills	4 783		- 1 642	3 249	- 661	455		1 344	42	3 154	2 236	13 530
17.	Bank loans and advances	- 1 884		2 807	10 520	10 531	3 245					- 9 605
18.	Trade credit and short-term loans	4 444	5 773	- 1 426	- 148	3 788	- 3 993			4 260	252	- 545	473
19.	Short-term government bonds		4		672		1 228		- 1 967		9 069		- 536
20.	Long-term government bonds		975		- 765		4 891		- 4 534		- 4 228		1 946
21.	Non-marketable government bonds[6]		1 033		- 1 275
22.	Securities of local governments						568				- 831		172
23.	Securities of public enterprises		1 449				- 396		2 929		1 402	1 186	1 944
24.	Other loan stock and preference shares	2 184	- 2 819	- 10		- 629	7 493		5 608	- 2 635	- 715	- 67	- 814
25.	Ordinary shares	- 2 817	- 1 761			1 489	- 2 929		3 220	- 77	- 4 387		- 33 168
26.	Foreign branch/head office balances
27.	Long-term loans	1 967	13 383	15 392	13		5 807		- 189	- 40	5 644	- 203	3 221
28.	Mortgage loans	1 887					34 772				47		195
29.	Interest in retirement and life funds[7]		- 251				56			21 760
30.	Amounts receivable/payable	4 009	22 190	820	17	- 13 722	- 13 444		499	- 9 101	- 10 809	2 973	6 649
31.	Other assets/liabilities	6 208	19 906	1 037	2 546	- 15 697	- 3 083		1 319	- 11 836	- 17 734	7 008	16 198
32.	Balancing item					- 233	- 27			- 719	- 428	2	66

S = Sources, i.e. net increase in liabilities at transaction value.

U = Uses, i.e. net increase in assets at transaction value.

KB230

1.	A negative amount reflects a decrease in that item. In the case of liabilities (sources) it denotes a reduction in the available sources of funds and in the case of assets (uses) it indicates an additional source of funds.

2.	Including mutual banks and the Postbank.

3.	Before April 2005 the Public Investment Commissioners.

4.	As taken from the national income (and production) accounts.

5.	Namely deposits with the SA Reserve Bank (including coin liabilities), Corporation for Public Deposits, banks, the Land Bank, mutual banks and the Postbank.

6.	Non-marketable bonds and other Treasury bills.

7.	Members’ interest in the reserves of retirement and all insurance funds.

78	Quarterly Bulletin June 2009

South African Reserve Bank

National financial account (continued)
Flow of funds for the third quarter 20081
R millions

General government				Corporate business enterprises
Central
and
provincial		Local		Public		Private		Households,
governments		governments		sector		sector		etc.		Total		Sectors
S	U	S	U	S	U	S	U	S	U	S	U	Transaction items

4 267		- 15 175		858		- 2 971		- 4 874		51 899		1.	Net saving[4]
7 044		4 863		8 015		47 922		10 521		79 780		2.	Consumption of fixed capital[4]
	6 157	2 254		1 445		200	10	2 340	17	6 266	6 266	3.	Capital transfers
	10 718		10 751		21 814		69 704		15 751		131 679	4.	Gross capital formation[4]

- 5 564		- 18 809		- 11 496		- 24 563		- 7 781		—		5.	Net lending (+)/net borrowing (-) (S)
	- 5 564		- 18 809		- 11 496		- 24 563		- 7 781		—	6.	Net financial investment (+) or (-) (U)

16 914		16 234		3 262		70 903		43 809		252 203		7.	Net incurrence of financial liabilities (Total S 9 - 32)
	11 350		- 2 575		- 8 234		46 340		36 028		252 203	8.	Net acquisition of financial assets (Total U 9 - 32)

										5 139	5 139	9.	Gold and other foreign reserves
	- 9 759		- 1 037		- 498		- 2 283		707	- 9 561	- 9 561	10.	Cash and demand monetary[5] deposits
	354		- 421		3 134		10 104		10 372	43 324	43 324	11.	Short/medium-term monetary[5] deposits
	2 945		661		- 4 891		- 5 160		3 520	13 375	13 375	12.	Long-term monetary[5] deposits
			- 660		66		3 817		4 876	14 688	14 688	13.	Deposits with other financial institutions
	3 767					- 5	- 3 487		39	6 847	6 847	14.	Deposits with other institutions
- 186							- 3 939			- 186	- 186	15.	Treasury bills
	- 936			- 184	- 1 500	5 013	- 9 709			9 587	9 587	16.	Other bills
1 614		280		- 1 799		8 599		3 222		13 765	13 765	17.	Bank loans and advances
448	9	- 1 264	- 210	2 895	- 2 994	6 525	25 506	5 357	- 186	24 482	24 482	18.	Trade credit and short-term loans
8 613					127				16	8 613	8 613	19.	Short-term government bonds
- 556					1 175		- 1		- 15	- 556	- 556	20.	Long-term government bonds
- 311			- 18						- 51	- 311	- 311	21.	Non-marketable government bonds[6]
		- 91			23		- 23			- 91	- 91	22.	Securities of local governments
	553			6 713			1		17	7 899	7 899	23.	Securities of public enterprises
	309	145	45	748	- 754	13 965	5 360		- 12	13 701	13 701	24.	Other loan stock and preference shares
				- 20 859	176	- 8 224	8 345		16	- 30 488	- 30 488	25.	Ordinary shares
												26.	Foreign branch/head office balances
1 058	15 639	229	- 6	5 094	- 238	15 120	- 3 203	1 694	240	40 311	40 311	27.	Long-term loans
			- 9	161		15 633		17 324		35 005	35 005	28.	Mortgage loans
	- 267				98		5 547		16 577	21 760	21 760	29.	Interest in retirement and life funds[7]
- 2 814	- 1 264	3 881	- 50	5 177	- 2 412	13 292	3 213	- 14	- 88	4 501	4 501	30.	Amounts receivable/payable
8 134		13 040	- 653	5 237	190	1 527	12 195	16 226		30 884	30 884	31.	Other assets/liabilities
914		14	- 217	79	64	- 542	57			- 485	- 485	32.	Balancing item

S = Sources, i.e. net increase in liabilities at transaction value.

U = Uses, i.e. net increase in assets at transaction value.

KB231

1.	A negative amount reflects a decrease in that item. In the case of liabilities (sources) it denotes a reduction in the available sources of funds and in the case of assets (uses) it indicates an additional source of funds.

2.	Including mutual banks and the Postbank.

3.	Before April 2005 the Public Investment Commissioners.

4.	As taken from the national income (and production) accounts.

5.	Namely deposits with the SA Reserve Bank (including coin liabilities), Corporation for Public Deposits, banks, the Land Bank, mutual banks and the Postbank.

6.	Non-marketable bonds and other Treasury bills.

7.	Members’ interest in the reserves of retirement and all insurance funds.

Quarterly Bulletin June 2009	79

South African Reserve Bank

National financial account
Flow of funds for the fourth quarter 20081
R millions

				Financial intermediaries
								Public		Insurers and		Other
		Foreign		Monetary		Other monetary		Investment		retirement		financial
Sectors		sector		authority		institutions[2]		Coporation[3]		funds		institutions
Transaction items		S	U	S	U	S	U	S	U	S	U	S	U

1.	Net saving[4]	33 304		1 675		14 181				89		5 798
2.	Consumption of fixed capital[4]			8		1 017				50		370
3.	Capital transfers	32	84
4.	Gross capital formation[4]				45		2 143				37		587

5.	Net lending (+)/net borrowing (-) (S)	33 252		1 638		13 055				102		5 581
6.	Net financial investment (+) or (-) (U)		33 252		1 638		13 055				102		5 581

7.	Net incurrence of financial liabilities (Total S 9 - 32)	- 47 327		19 805		55 028		13 838		36 031		- 7 818
8.	Net acquisition of financial assets (Total U 9 - 32)		- 14 075		21 443		68 083		13 838		36 133		- 2 237

9.	Gold and other foreign reserves	5 190			5 190
10.	Cash and demand monetary[5] deposits		- 6 736	7 831	896	24 033	2 507		- 4 370		- 2 732		- 2 811
11.	Short/medium-term monetary[5] deposits		- 1 569	48	551	33 009			- 1 536		255		28 775
12.	Long-term monetary[5] deposits		3 440	30	102	- 8 592			10 926		- 2 001		- 376
13.	Deposits with other financial institutions		- 2				3 326		- 3 791		- 171	18 429
14.	Deposits with other institutions	- 11 294					- 3 610	13 838	305	305	10 377		345
15.	Treasury bills				85		3 746				- 306		- 1 318
16.	Other bills	7 500		805	7 303	1 852	- 198		3 283	34	- 548	- 526	- 15 698
17.	Bank loans and advances	- 5 085		- 5 114	- 4 857	- 4 807	- 22 465			- 2		- 2 737
18.	Trade credit and short-term loans	- 13 237	7 936	- 1 152	- 177	- 5 797	2 482			- 3 423	5 060	311	1 176
19.	Short-term government bonds				608		6 578		- 20 422		- 7 020		729
20.	Long-term government bonds		7 935				3 459		15 265		1 328		2 919
21.	Non-marketable government bonds[6]		900		63				- 8
22.	Securities of local governments	- 3					201		252		600		234
23.	Securities of public enterprises	204	698	- 739			- 32		5 600		1 874	262	- 492
24.	Other loan stock and preference shares	939	2 046	93		4 429	3 684		2 468	6 122	- 4 063	- 166	6 915
25.	Ordinary shares	9 036	- 23 168			217	4 192		9 293	- 6	36 312		- 16 798
26.	Foreign branch/head office balances
27.	Long-term loans	5 485	4 196	28 418	78		- 61			50	- 6 835	2 657	4 128
28.	Mortgage loans	3 225					28 413				26		348
29.	Interest in retirement and life funds[7]		- 148				141			32 421
30.	Amounts receivable/payable	- 19 988	- 3 120	- 2 751	2 019	23 922	24 842		217	8 647	- 8 881	- 8 044	2 217
31.	Other assets/liabilities	- 29 299	- 6 483	- 7 664	9 582	- 13 178	10 659		- 3 644	- 8 980	12 309	- 18 003	- 12 398
32.	Balancing item					- 60	219			863	549	- 1	- 132

S = Sources, i.e. net increase in liabilities at transaction value.

U = Uses, i.e. net increase in assets at transaction value.

KB230

1.	A negative amount reflects a decrease in that item. In the case of liabilities (sources) it denotes a reduction in the available sources of funds and in the case of assets (uses) it indicates an additional source of funds.

2.	Including mutual banks and the Postbank.

3.	Before April 2005 the Public Investment Commissioners.

4.	As taken from the national income (and production) accounts.

5.	Namely deposits with the SA Reserve Bank (including coin liabilities), Corporation for Public Deposits, banks, the Land Bank, mutual banks and the Postbank.

6.	Non-marketable bonds and other Treasury bills.

7.	Members’ interest in the reserves of retirement and all insurance funds.

80	Quarterly Bulletin June 2009

South African Reserve Bank

National financial account (continued)
Flow of funds for the fourth quarter 20081
R millions

General government				Corporate business enterprises
Central
And
provincial		Local		Public		Private		Households,
governments		governments		sector		sector		etc.		Total			Sectors
S	U	S	U	S	U	S	U	S	U	S	U		Transaction items

22 140		- 15 299		- 963		- 1 788		- 6 489		52 648		1.	Net saving[4]
7 168		4 966		8 034		49 584		10 797		81 994		2.	Consumption of fixed capital[4]
	7 714	3 478		844		114	11	3 362	21	7 830	7 830	3.	Capital transfers
	11 234		11 372		24 607		67 557		17 060		134 642	4.	Gross capital formation[4]

10 360		- 18 227		- 16 692		- 19 658		- 9 411		—		5.	Net lending (+)/net borrowing (-) (S)
	10 360		- 18 227		- 16 692		- 19 658		- 9 411		—	6.	Net financial investment (+) or (-) (U)

												7.	Net incurrence of financial liabilities
21 333		17 535		16 798		21 529		62 961		209 713			(Total S 9 - 32)
												8.	Net acquisition of financial assets
	31 693		- 692		106		1 871		53 550		209 713		(Total U 9 - 32)

										5 190	5 190	9.	Gold and other foreign reserves
	34 518		- 697		559		- 1 688		12 418	31 864	31 864	10.	Cash and demand monetary[5] deposits
	- 21 170		180		2 772		18 426		6 373	33 057	33 057	11.	Short/medium-term monetary[5] deposits
	- 3 816		- 906		- 2 483		- 14 128		680	- 8 562	- 8 562	12.	Long-term monetary[5] deposits
			223		552		7 137		11 155	18 429	18 429	13.	Deposits with other financial institutions
	3 104					15	- 7 688		31	2 864	2 864	14.	Deposits with other institutions
2 138							- 69			2 138	2 138	15.	Treasury bills
	- 59			121	18	- 5 125	10 560			4 661	4 661	16.	Other bills
- 1 541		241		5 843		- 10 670		- 3 450		- 27 322	- 27 322	17.	Bank loans and advances
5 169	6	- 135	512	2 703	- 960	2 257	- 23 952	1 724	- 3 663	- 11 580	- 11 580	18.	Trade credit and short-term loans
- 19 611			- 10		- 74					- 19 611	- 19 611	19.	Short-term government bonds
29 726					- 1 180					29 726	29 726	20.	Long-term government bonds
986			- 50						81	986	986	21.	Non-marketable government bonds[6]
		1 352			1		61			1 349	1 349	22.	Securities of local governments
	463		19	8 551			123		25	8 278	8 278	23.	Securities of public enterprises
	171		- 6	780	773	8 832	9 040		1	21 029	21 029	24.	Other loan stock and preference shares
				- 22	33	19 814	19 173		2	29 039	29 039	25.	Ordinary shares
												26.	Foreign branch/head office balances
350	30 870	452	22	2 191	1 349	- 4 280	1 433	- 136	7	35 187	35 187	27.	Long-term loans
			- 48	67		11 279		14 168		28 739	28 739	28.	Mortgage loans
	- 267				9		6 389		26 297	32 421	32 421	29.	Interest in retirement and life funds[7]
3 554	- 2 925	3 707	51	1 790	- 1 081	- 19 298	2 185	24 128	143	15 667	15 667	30.	Amounts receivable/payable
	- 9 151	11 689	13	- 4 919	- 137	18 160	- 26 417	26 527		- 25 667	- 25 667	31.	Other assets/liabilities
562	- 51	229	5	- 307	- 45	545	1 286			1 831	1 831	32.	Balancing item

S = Sources, i.e. net increase in liabilities at transaction value.

U = Uses, i.e. net increase in assets at transaction value.

KB231

1.	A negative amount reflects a decrease in that item. In the case of liabilities (sources) it denotes a reduction in the available sources of funds and in the case of assets (uses) it indicates an additional source of funds.

2.	Including mutual banks and the Postbank.

3.	Before April 2005 the Public Investment Commissioners.

4.	As taken from the national income (and production) accounts.

5.	Namely deposits with the SA Reserve Bank (including coin liabilities), Corporation for Public Deposits, banks, the Land Bank, mutual banks and the Postbank.

6.	Non-marketable bonds and other Treasury bills.

7.	Members’ interest in the reserves of retirement and all insurance funds.

Quarterly Bulletin June 2009	81